Exhibit 99.1
Item 6. Selected Financial Data
     The following selected financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes included elsewhere in this Annual Report on Form 10-K:

	At or For Year Ended December 31,
(dollars in thousands, except per
share data)	2008	2007	2006	2005	2004
Operating Data
Operating revenues	$203,003	$192,857	$165,369	$137,373	$122,381
Income from continuing operations	38,889	41,411	38,597	35,847	31,774
Income from discontinued operations (1)	794	434	447	472	1,772
Net income	39,683	41,845	39,044	36,319	33,546
Net income attributable to common controlling interest	37,399	37,958	34,098	30,667	23,421
Income per common share from continuing operations attributable to controlling interests – diluted	1.68	1.79	1.86	1.81	1.41
Net income per common share attributable to controlling interest – basic	1.72	1.81	1.90	1.86	1.54
Net income per common share attributable to controlling interests – diluted	1.72	1.81	1.89	1.84	1.53
Dividends declared per common share	2.54	2.50	2.47	2.44	2.42

Balance Sheet Data
Investment in storage facilities at cost	$1,389,201	$1,322,708	$1,136,052	$886,191	$804,106
Total assets	1,212,626	1,164,588	1,053,159	784,319	719,514
Total debt	623,261	566,517	462,027	339,144	289,075
Total liabilities	692,479	610,757	495,301	364,980	315,049
Series C preferred stock	—	—	26,613	26,613	53,227

Other Data
Net cash provided by operating activities	$77,132	$85,175	$64,656	$60,724	$54,803
Net cash used in investing activities	(82,711)	(190,267)	(176,567)	(79,156)	(71,034)
Net cash provided by (used in) financing activities	6,055	61,372	154,730	20,238	(765)

(1)     In 2008 we sold one store and in 2004 we sold five stores whose operations and gain are classified as discontinued operations for all previous years presented.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this report.
Disclosure Regarding Forward-Looking Statements
     When used in this discussion and elsewhere in this document, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Exchange Act of 1933 and in Section 21E of the Securities Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; our ability to evaluate, finance and integrate acquired businesses into our existing business and operations; our ability to effectively compete in the industry in which we do business; our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt; our reliance on our call center; our cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes that may change the taxability of future income.
Business and Overview
     We believe we are the fifth largest operator of self-storage properties in the United States based on facilities owned and managed. All of our stores are operated under the user-friendly name “Uncle Bob’s Self-Storage”®.
Operating Strategy
Our operating strategy is designed to generate growth and enhance value by:
A.	Increasing operating performance and cash flow through aggressive management of our stores:
•	Revenues continue to improve as a result of drivers implemented by us, including:
•	Our Customer Care Center, which answers sales inquiries and makes reservations for all of our properties on a centralized basis,

•	The Uncle Bob’s truck move-in program, under which, at present, 259 of our stores offer a free Uncle Bob’s truck to assist our customers in moving into their spaces, and

•	An increase in internet marketing and sales.
•	In addition to increasing revenue, we have worked to improve services and amenities at our stores. While this has caused operating expenses to increase over the past five years, it has resulted in a superior storage experience for our customers. Our managers are better qualified and receive a significantly higher level of training than they did five years ago, customer access and security are greatly enhanced as a result of advances in technology, and property appearance and functionality have been improved.

•	Our customized property management systems enable us to improve our ability to track trends, set optimal pricing levels, enjoy considerable economies of scale in vendor and supply pricing, and control collections and accounts receivable.

B.	Acquiring additional stores:
•	In conjunction with the joint venture agreement entered in late May 2008, potential acquisition opportunities over the first nine months of the agreement will be offered to the joint venture. The Company’s acquisitions over this period will therefore be limited to facilities that do not fit the joint venture’s investment objectives, but do meet ours.

•	Our objective is to acquire new stores one or two at a time in markets we currently operate in. By so doing, we can add to our existing base, which should improve market penetration in those areas, and contribute to the benefits achieved from economies of scale.

•	We may also enter new markets if we can do so by acquiring a group of stores in those markets. We feel that our marketing efforts and control systems would enhance even those portfolios that have been managed efficiently by independent operators, and that attractive returns can be generated by such acquisitions.
C.	Expanding our management business:
•	We see our management business as a source of future acquisitions. We may develop additional joint ventures in which we are minority owners and managers of the self-storage facilities acquired by these joint ventures. The joint venture agreements will give us first right of refusal to purchase the managed properties in the event they are offered for sale.
D.	Expanding and enhancing our existing stores:
•	Over the past four years, we have undertaken an announced program of expanding and enhancing our properties. Primarily, we have worked to add premium storage (i.e., air-conditioned and/or humidity controlled) space to our portfolio. In 2007, we expended approximately $25 million to add some 444,000 square feet of such space to our properties; in 2008, we spent approximately $26 million to add 403,000 square feet and to convert 95,000 square feet to premium storage. The program entailed construction of new buildings, acquisition of parcels of land contiguous to stores deemed suitable for expansion, and demolition of certain structures to make room for more optimally configured spaces. In 2009, we expect to curtail our expansion program with new expenditures of approximately $15 million on projects that began in 2008.
Supply and Demand
     We believe the supply and demand model in the self-storage industry is micro market specific in that a majority of our business comes from within a five mile radius of our stores. The current turmoil in the credit markets has resulted in a decrease in new supply on a national basis. With the decrease of debt and equity capital brought about by the credit market tightening in the past year, we have seen capitalization rates on acquisitions (expected annual return on investment) increase to approximately 7.5% and expect continued increases in 2009. From 2003 to 2007 the historically low interest rates available to developers resulted in increased supply on a national basis. We experienced some of this excess supply in certain markets in Texas and Florida from 2003 to 2007, but because of the demand model, we did not see a widespread effect on our stores in those years. In 2008, the Florida market was negatively effected by the current economic downturn and we expect many markets will be effected in 2009 as consumers continue to pull back spending.
Operating Trends
     In 2008 and 2007, our industry experienced some softness in demand. This was due to the economic slowdown that began in late 2007, and in part to regional issues, such as the reduction of hurricane driven demand in

Florida and the Gulf Coast states, and to an overall slowdown in the housing sector. We believe the housing slowdown has impacted our industry in two ways: 1.) a reduction in lease-up activity resulting from fewer residential real estate transactions (both buyers and sellers of residences use our product in times of transition) and 2.) a contraction of housing construction activity which has reduced the number of people working in the construction trades (trades people are a measurable part of our usual tenant base.)
     While we enjoyed same store revenue growth of approximately 3% to 5% in each of the prior five years, we were only able to achieve 0.5% same store revenue growth in 2008, primarily because of the aforementioned issues. We expect conditions in most of our markets to remain challenging and are forecasting -1% to -2% revenue growth on a same store basis in 2009.
     Expenses related to operating a self-storage facility have increased substantially over the last five years as a result of expanded hours, increased health care costs, property insurance costs, and the costs of amenities (such as Uncle Bob’s trucks). While we do not foresee further expansion of our cost base, we do expect the trend of increasing expenses to continue at a pace commensurate with CPI growth. Because almost all of our costs are fixed, should revenue growth fall significantly, operating margins will be reduced.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in our financial statements and the accompanying notes. On an on-going basis, we evaluate our estimates and judgments, including those related to carrying values of storage facilities, bad debts, and contingencies and litigation. We base these estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     Carrying value of storage facilities: We believe our judgment regarding the impairment of the carrying value of our storage facilities is a critical accounting policy. Our policy is to assess any impairment of value whenever events or circumstances indicate that the carrying value of a storage facility may not be recoverable. Such events or circumstances would include negative operating cash flow or significant declining revenue per storage facility. Impairment is evaluated based upon comparing the sum of the expected undiscounted future cash flows to the carrying value of the storage facility, on a property by property basis. If the sum of the undiscounted cash flow is less than the carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the asset. If cash flow projections are inaccurate and in the future it is determined that storage facility carrying values are not recoverable, impairment charges may be required at that time and could materially affect our operating results and financial position. At December 31, 2008 and 2007, no assets had been determined to be impaired under this policy.
     Estimated useful lives of long-lived assets: We believe that the estimated lives used for our depreciable, long-lived assets is a critical accounting policy. Changes in estimated useful lives of these assets could have a material adverse impact on our financial condition or results of operations.
     Qualification as a REIT: We operate, and intend to continue to operate, as a REIT under the Internal Revenue Code of 1986 (the Code), but no assurance can be given that we will at all times so qualify. To the extent that we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the taxable income that is distributed to our shareholders. If we fail to qualify as a REIT, any requirement to pay federal income taxes could have a material adverse impact on our financial conditions and results of operations.

YEAR ENDED DECEMBER 31, 2008 COMPARED TO
YEAR ENDED DECEMBER 31, 2007
     We recorded rental revenues of $195.2 million for the year ended December 31, 2008, an increase of $8.6 million or 4.6% when compared to 2007 rental revenues of $186.6 million. Of the increase in rental revenue, $1.2 million resulted from a 0.7% increase in rental revenues at the 326 core properties considered in same store sales (those properties included in the consolidated results of operations since January 1, 2007). The increase in same store rental revenues was achieved primarily through rate increases on select units averaging 1.9%, offset by a decrease in square foot occupancy of 150 basis points, which we believe resulted from general economic conditions, in particular the housing sector. The remaining $7.4 million increase in rental revenues resulted from the acquisition of three stores during 2008 and from having the 31 stores acquired in 2007 included for a full year of operations. Other income, which includes merchandise sales, insurance commissions, truck rentals, management fees and acquisition fees, increased in 2008 primarily as a result of $1.1 million of management and acquisition fees generated from our unconsolidated joint venture, Sovran HHF Storage Holdings LLC.
     Property operating and real estate tax expense increased $5.1 million, or 7.3%, in 2008 compared to 2007. Of this increase, $2.7 million were expenses incurred by the facilities acquired in 2008 and from having expenses from the 2007 acquisitions included for a full year of operations. $2.4 million of the increase was due to increased payroll, property taxes, utilities, and maintenance expenses at the 326 core properties considered same stores. We expect same-store operating costs to increase only moderately in 2009 with increases primarily attributable to utilities and property taxes.
     General and administrative expenses increased $2.0 million or 13.4% from 2007 to 2008. The increase primarily resulted from the costs associated with operating the properties acquired in 2008 and 2007, and from managing the 25 properties acquired by our joint venture in 2008.
     Depreciation and amortization expense increased to $34.4 million in 2008 from $33.9 million in 2007, primarily as a result of additional depreciation taken on real estate assets acquired in 2008, and a full year of depreciation on 2007 acquisitions, offset by a decrease in amortization of in-place customers leases relating to these acquisitions.
     Interest expense increased from $33.9 million in 2007 to $38.1 million in 2008 as a result of additional borrowings under our line of credit and term notes to purchase three stores in 2008, as well as an increase in interest rates as a result of our debt refinancing in June 2008.
     As described in Note 5 to the financial statements, in 2008, the Company sold one non-strategic storage facility located in Michigan for net cash proceeds of $7.0 million resulting in a gain of $0.7 million. The 2007 operations of this facility are reported as discontinued operations.
     The decrease in preferred stock dividends from 2007 to 2008 was a result of the conversion of all remaining 1,200,000 shares of our Series C Preferred Stock into 920,244 shares of common stock in July 2007.
YEAR ENDED DECEMBER 31, 2007 COMPARED TO
YEAR ENDED DECEMBER 31, 2006
     We recorded rental revenues of $186.6 million for the year ended December 31, 2007, an increase of $26.6 million or 16.6% when compared to 2006 rental revenues of $160.0 million. Of the increase in rental revenue, $4.8 million resulted from a 3.2% increase in rental revenues at the 284 core properties considered in same store sales (those properties included in the consolidated results of operations since January 1, 2006). The increase in same store rental revenues was achieved primarily through rate increases on select units averaging 4.4%, offset by a decrease in square foot occupancy of 175 basis points, which we believe resulted from general economic conditions, in particular the housing sector, and the return to normalcy in Florida after the hurricanes. As of April 1, 2006, the consolidated income statement includes the results of a previously unconsolidated joint venture (Locke Sovran I, LLC) that has been consolidated as a result of an additional investment in that entity by us. The rental income related to Locke Sovran I that was included in our results for the year ended December 31, 2007 was $1.7 million higher than that included in 2006 as a result of the consolidation in April 2006. The remaining $20.1 million increase in rental revenues resulted from the acquisition of 31 stores during 2007 and from having the 42 stores acquired in 2006 included for a full year of operations. Other income increased $0.9 million due to increased merchandise and insurance sales and the additional incidental revenue generated by truck rentals.
     Property operating and real estate tax expense increased $10.7 million, or 18.1%, in 2007 compared to 2006. Of this increase, $8.2 million were expenses incurred by the facilities acquired in 2007 and from having expenses from the 2006 acquisitions included for a full year of operations. $1.9 million of the increase was due to increased property insurance, utilities, maintenance expenses, and increased property taxes at the 284 core properties considered same stores. The property operating and real estate tax expense related to Locke Sovran I that was included in our results for the year ended December 31, 2007, was $0.6 million higher than that included in 2006 as a result of the consolidation in April 2006.
     General and administrative expenses increased $1.1 million or 8.1% from 2006 to 2007. The increase primarily resulted from the costs associated with operating the properties acquired in 2007 and 2006.
     Depreciation and amortization expense increased to $33.9 million in 2007 from $25.2 million in 2006, primarily as a result of additional depreciation taken on real estate assets acquired in 2007, a full year of depreciation on 2006 acquisitions, and the amortization of in-place customers leases relating to these acquisitions.
     Interest expense increased from $29.5 million in 2006 to $33.9 million in 2007 as a result of higher interest rates, additional borrowings under our line of credit and term notes to purchase 31 stores in 2007, and the consolidation of Locke Sovran I, LLC as of April 1, 2006.
     The casualty gain recorded in 2007 relates to insurance proceeds received in excess of the carrying value of a building damaged by a fire at one of our facilities.
     The decrease in preferred stock dividends from 2006 to 2007 was a result of the conversion of all remaining 1,200,000 shares of our Series C Preferred Stock into 920,244 shares of common stock in July 2007.
FUNDS FROM OPERATIONS
     We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.
     FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

     Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.
Reconciliation of Net Income to Funds From Operations

	For Year Ended December 31,
(dollars in thousands)	2008	2007	2006	2005	2004
Net income attributable to common controlling interests	$37,399	$37,958	$34,098	$30,667	$23,421
Net income attributable to noncontrolling interests	2,284	2,631	2,434	1,529	1,542
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	34,421	33,851	25,121	21,040	19,002
Depreciation of real estate included in discontinued operations	46	185	184	182	263
Depreciation and amortization from unconsolidated joint ventures	333	59	168	484	473
Casualty gain	—	(114)	—	—	—
Gain on sale of real estate	(716)	—	—	—	(1,137)
Funds from operations allocable to noncontrolling redeemable Operating Partnership Units	(1,366)	(1,425)	(1,450)	(1,519)	(1,333)
Funds from operations allocable to noncontrolling interest in consolidated joint venture	(1,564)	(1,848)	(1,785)	(1,499)	(1,475)

Funds from operations available to common shareholders	$70,837	$71,297	$58,770	$50,884	$40,756
LIQUIDITY AND CAPITAL RESOURCES
     Our ability to retain cash flow is limited because we operate as a REIT. In order to maintain our REIT status, a substantial portion of our operating cash flow must be used to pay dividends to our shareholders. We believe that our internally generated net cash provided by operating activities and our availability on our line of credit will continue to be sufficient to fund ongoing operations, capital improvements, dividends and debt service requirements through June 2011, at which time our revolving line of credit matures.
     Cash flows from operating activities were $77.1 million, $85.2 million and $64.7 million for the years ended December 31, 2008, 2007, and 2006, respectively. The decrease in operating cash flows from 2007 to 2008 was primarily due to a decrease in net income and accounts payable remaining consistent from year to year. The increase in operating cash from 2006 to 2007 was primarily attributable to increased net income, increased non-cash charges for depreciation and amortization, an increase in accounts payable related to property taxes, and a decrease in prepaid insurance.
     Cash used in investing activities was $82.7 million, $190.3 million, and $176.6 million for the years ended December 31, 2008, 2007, and 2006 respectively. The decrease in cash used from 2007 to 2008 was attributable to reduced acquisition activity in 2008 as many of the properties acquired were acquired through a joint venture of which we are a 20% owner. The increase from 2006 to 2007 was due to increased acquisition activity, an increase in improvements to existing facilities, and additional investment in our consolidated joint ventures.

     Cash provided by financing activities was $6.0 million in 2008 compared to $61.4 million in 2007 and $154.7 million in 2006, respectively. Our reduced acquisition activity in 2008 was the driver behind the decrease in cash provided from financing activities from 2007 to 2008. The decrease in cash provided from financing activities from 2006 to 2007 was a result of the proceeds received from our common stock offering in December of 2006 noted below.
     On June 25, 2008, we entered into agreements relating to new unsecured credit arrangements, and received funds under those arrangements. As part of the agreements, we entered into a $250 million unsecured term note maturing in June 2012 bearing interest at LIBOR plus 1.625%. The proceeds from this term note were used to repay the Company’s previous line of credit that was to mature in September 2008, the Company’s term note that was to mature in September 2009, the term note maturing in July 2008, and to provide for working capital. The new agreements also provide for a $125 million (expandable to $150 million) revolving line of credit maturing June 2011 bearing interest at a variable rate equal to LIBOR plus 1.375%, and requires a 0.25% facility fee. The revolving line of credit maturity can be extended at our option until June 2012. At December 31, 2008, there was $111 million available on the unsecured line of credit.
     We also maintain a $80 million term note maturing September 2013 bearing interest at a fixed rate of 6.26%, a $20 million term note maturing September 2013 bearing interest at a variable rate equal to LIBOR plus 1.50%, and a $150 million unsecured term note maturing in April 2016 bearing interest at 6.38%.
     In April 2006, the Company entered into a $150 million unsecured term note maturing in April 2016 bearing interest at 6.38%. The proceeds from this term note were used to pay down the outstanding balance on the Company’s line of credit, to repay a $25 million term note entered in January 2006 and a $15 million term note entered in April 2006, and to make an additional investment into Locke Sovran I, LLC and Locke Sovran II, LLC (consolidated joint ventures). In December 2006, we issued 2.3 million shares of our common stock and realized net proceeds of $122.4 million. A portion of the proceeds were used to repay the entire outstanding balance on our line of credit that had been drawn on to finance acquisitions subsequent to April 2006. The remaining proceeds from the 2006 common stock offering were used along with 2007 borrowings under our line of credit to fund 2007 acquisitions.
     The line of credit facility and term notes currently have investment grade ratings from Standard and Poor’s (BBB-) and Fitch (BBB-).
     Our line of credit and term notes require us to meet certain financial covenants, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on dividend payouts. As of December 31, 2008, we were in compliance with all covenants.
     In addition to the unsecured financing mentioned above, our consolidated financial statements also include $109.3 million of mortgages payable as detailed below:
*	7.80% mortgage note due December 2011, secured by 11 self-storage facilities (Locke Sovran I) with an aggregate net book value of $43.8 million, principal and interest paid monthly. The outstanding balance at December 31, 2008 on this mortgage was $29.0 million.

*	7.19% mortgage note due March 2012, secured by 27 self-storage facilities (Locke Sovran II) with an aggregate net book value of $81.2 million, principal and interest paid monthly. The outstanding balance at December 31, 2008 on this mortgage was $42.6 million.

*	7.25% mortgage note due December 2011, secured by 1 self-storage facility with an aggregate net book value of $5.8 million, principal and interest paid monthly. Estimated market rate at time of acquisition 5.40%. The outstanding balance at December 31, 2008 on this mortgage was $3.5 million.

*	6.76% mortgage note due September 2013, secured by 1 self-storage facility with an aggregate net book value of $2.0 million, principal and interest paid monthly. The outstanding balance at December 31, 2008 on this mortgage was $1.0 million.

*	6.35% mortgage note due March 2014, secured by 1 self-storage facility with an aggregate net book value of $3.8 million, principal and interest paid monthly. The outstanding balance at December 31, 2008 on this mortgage was $1.1 million.

*	5.55% mortgage notes due November 2009, secured by 8 self-storage facilities with an aggregate net book value of $34.9 million, interest only paid monthly. Estimated market rate at time of acquisition 6.44%. The outstanding balance at December 31, 2008 on this mortgage was $25.9 million.

*	7.50% mortgage notes due August 2011, secured by 3 self-storage facilities with an aggregate net book value of $14.3 million, principal and interest paid monthly. Estimated market rate at time of acquisition 6.42%. The outstanding balance at December 31, 2008 on this mortgage was $6.1 million.
     The 7.80% and 7.19% mortgages were incurred in 2001 and 2002 respectively as part of the financing of the consolidated joint ventures. The Company assumed the 7.25%, 6.76%, 6.35%, 5.55% and 7.50% mortgage notes in connection with the acquisitions of storage facilities in 2005 and 2006.
     On July 7, 2007, we issued 920,244 shares of our common stock to the holder of our 8.375% Series C Preferred Stock upon the holder’s election to convert the remaining 1,200,000 shares of Series C Preferred Stock into common stock. As a result of the 2007 conversion, $26.6 million recorded in shareholders’ equity as 8.375% Series C Convertible Cumulative Preferred Stock was reclassified to additional paid-in capital in July 2007.
     During 2008, we issued approximately 285,000 shares via our Dividend Reinvestment and Stock Purchase Plan and Employee Stock Option Plan. We received $10.7 million from the sale of such shares. We expect to issue shares when our share price and capital needs warrant such issuance.
     During 2008 and 2007, we did not acquire any shares of our common stock via the Share Repurchase Program authorized by the Board of Directors. From the inception of the Share Repurchase Program through December 31, 2008, we have reacquired a total of 1,171,886 shares pursuant to this program. From time to time, subject to market price and certain loan covenants, we may reacquire additional shares.
     Future acquisitions, our expansion and enhancement program, and share repurchases are expected to be funded with draws on our line of credit, sale of properties and private placement solicitation of joint venture equity. Current capital market conditions may prevent us from accessing other traditional sources of capital including the issuance of common and preferred stock and the issuance of unsecured term notes. Should these capital market conditions persist, we may have to curtail acquisitions, our expansion and enhancement program, and share repurchases as we approach June 2011, when our line of credit matures.
CONTRACTUAL OBLIGATIONS
     The following table summarizes our future contractual obligations:

Payments due by period
Contractual
obligations	Total	2009	2010-2011	2012-2013	2014 and thereafter
Line of credit	$14.0 Million	—	$14.0 Million	—	—
Term notes	$500.0 Million	—	—	$350.0 Million	$150.0 Million
Mortgages payable	$109.3 Million	$28.0 Million	$40.3 Million	$40.0 Million	$1.0 Million
Interest payments	$136.2 Million	$28.8 Million	$53.3 Million	$32.6 Million	$21.5 Million
Land lease	$1.1 Million	$0.1 Million	$0.1 Million	$0.1 Million	$0.8 Million
Building leases	$3.9 Million	$0.6 Million	$0.3 Million	$0.1 Million	$2.9 Million

Total	$764.5 Million	$57.5 Million	$108.0 Million	$422.8 Million	$176.2 Million

     Interest payments includes actual interest on fixed rate debt and estimated interest for floating-rate debt based on December 31, 2008 rates.
ACQUISITION OF PROPERTIES
     During 2008, we used operating cash flow, borrowings pursuant to the line of credit, borrowings under the bank term note, and proceeds from our Dividend Reinvestment and Stock Purchase Plan to acquire three Properties in Mississippi and Ohio comprising 0.2 million square feet from unaffiliated storage operators. During 2007, we used operating cash flow, borrowings pursuant to the line of credit, borrowings under the bank term note, proceeds from our Dividend Reinvestment and Stock Purchase Plan, and proceeds from the December 2006 common stock offering to acquire 31 Properties in Alabama, Florida, Mississippi, New York, and Texas comprising 2.3 million square feet from unaffiliated storage operators. During 2006, we used operating cash flow, borrowings pursuant to the line of credit, borrowings under the $150 million 10 year term note, and proceeds from our Dividend Reinvestment and Stock Purchase Plan to acquire 42 Properties in Alabama, Georgia, Florida, Louisiana, Missouri, New Hampshire, New York, Tennessee, and Texas comprising 2.6 million square feet from unaffiliated storage operators.
FUTURE ACQUISITION AND DEVELOPMENT PLANS
     Our external growth strategy is to increase the number of facilities we own by acquiring suitable facilities in markets in which we already have operations, or to expand in new markets by acquiring several facilities at once in those new markets. In conjunction with the joint venture agreement entered in May 2008 (see Note 13 to the financial statements), potential acquisition opportunities over the first nine months of the agreement will be offered to the joint venture. The Company’s acquisitions over this period will therefore be limited to facilities that do not fit the joint venture’s investment objectives, but do meet ours. In 2008, the Company’s joint venture (Sovran HHF Storage Holdings LLC) acquired 25 properties for approximately $171.5 million. The Company’s equity contribution to the joint venture for these purchases was approximately $18.6 million, which was financed through draws on our line of credit.
     In 2008 we continued our program of expanding and enhancing our existing properties. During 2008 we spent approximately $25.6 million on such revenue enhancing improvements. In 2009 we expect to curtail our expansion of current properties with total new expenditures less than $15 million on projects started in 2008. Funding of the expansions are expected to be provided primarily from borrowings under our line of credit and issuance of common shares through our Dividend Reinvestment and Stock Purchase Plan.
DISPOSITION OF PROPERTIES
     During 2008, we sold one non-strategic storage facility located in Michigan for net cash proceeds of $7.0 million resulting in a gain of $0.7 million. In 2004, as part of an asset management program, we sold five non-strategic storage facilities located in Pennsylvania, Tennessee, Ohio, and South Carolina to unaffiliated parties for $11.7 million resulting in a net gain of $1.1 million. No sales took place in 2005 through 2007.
     We may seek to sell additional Properties to joint venture programs or third parties in 2009.
OFF-BALANCE SHEET ARRANGEMENTS
     The Company has a 20% ownership interest in Sovran HHF Storage Holdings LLC (“Sovran HHF”), a joint venture that was formed in May 2008 to acquire self-storage properties that will be managed by the Company. The carrying value of the Company’s investment at December 31, 2008 was $20.1 million. Twenty five properties were acquired by Sovran HHF as of December 31, 2008 for approximately $171.5 million. The Company contributed $18.6 million to the joint venture as its share of capital required to fund the acquisitions.

     As manager of Sovran HHF, the Company earns a management and call center fee of 7% of gross revenues which totaled $0.5 million for 2008. The Company also received an acquisition fee of 0.5% of purchase price for securing purchases for the joint venture. During 2008, the Company recorded $0.6 million in acquisition fees. The Company’s share of Sovran HHF’s income for 2008 was $0.1 million. At December 31, 2008, Sovran HHF owed the Company $0.3 million for payments made by the Company on behalf of the joint venture for normal operating expenses of the joint venture.
     The Company also has a 49% ownership interest in Iskalo Office Holdings, LLC, which owns the building that houses the Company’s headquarters and other tenants. The Company’s investment includes a capital contribution of $49. The carrying value of the Company’s investment is a liability of $0.5 million at December 31, 2008 and $0.4 million at December 31, 2007, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. For the years ended December 31, 2008, 2007 and 2006, the Company’s share of Iskalo Office Holdings, LLC’s (loss) income was ($6,000), $80,000, and $80,000, respectively. The Company paid rent to Iskalo Office Holdings, LLC of $600,000, $561,000 and $583,000 in 2008, 2007, and 2006, respectively. Future minimum lease payments under the lease are $0.6 million per year through 2010.
     In April 2006, the Company made an additional investment of $2.8 million in a former off-balance sheet arrangement known as Locke Sovran I, LLC that increased the Company’s ownership to over 70%. As a result of this transaction the Company has consolidated the results of operations of Locke Sovran I, LLC in its financial statements since April 1, 2006, the date that it acquired its controlling interest. In June 2008, the Company made an additional investment of $6.1 million in Locke Sovran I, LLC that increased the Company’s ownership from approximately 70% to 100%. Locke Sovran I, LLC, owns 11 self-storage facilities throughout the United States.
     A summary of the unconsolidated joint venture’s financial statements as of and for the year ended December 31, 2008 is as follows:

	Sovran HHF
	Storage	Iskalo Office
(dollars in thousands)	Holdings LLC	Holdings, LLC
Balance Sheet Data:
Investment in storage facilities, net	$170,176	$—
Investment in office building	—	5,507
Other assets	3,912	568

Total Assets	$174,088	$6,075

Due to the Company	$336	$—
Mortgages payable	79,937	7,169
Other liabilities	1,942	168

Total Liabilities	82,215	7,337

Unaffiliated partners’ equity (deficiency)	73,499	(718)
Company equity (deficiency)	18,374	(544)

Total Liabilities and Partners’ Equity (deficiency)	$174,088	$6,075

Income Statement Data:
Total revenues	$6,652	$1,127
Total expenses	6,301	1,139

Net income (loss)	$351	$(12)

     We do not expect to have material future cash outlays relating to these joint ventures outside our share of capital for future acquisitions of properties by Sovran HHF. We do not guarantee the debt of Sovran HHF or Iskalo Office Holdings, LLC. A summary of our cash flows arising from the off-balance sheet arrangements with Sovran HHF and Iskalo Office Holdings, LLC for the three years ended December 31, 2008, and with Locke Sovran I, LLC for the three months ended March 31, 2006 (the date prior to which it began to be included in our consolidated results of operations) are as follows:

	Year ended December 31,
(dollars in thousands)	2008	2007	2006
Statement of Operations
Other income (management fees and acquisition fee income)	$1,135	$—	$85
General and administrative expenses (corporate office rent)	600	561	583
Equity in income of joint ventures	104	119	172
Distributions from unconsolidated joint ventures	345	98	123

Investing activities
Investment in joint ventures	(20,287)	—	—
(Advances to) reimbursement of advances to joint ventures	(336)	—	17
REIT QUALIFICATION AND DISTRIBUTION REQUIREMENTS
     As a REIT, we are not required to pay federal income tax on income that we distribute to our shareholders, provided that the amount distributed is equal to at least 90% of our taxable income. These distributions must be made in the year to which they relate, or in the following year if declared before we file our federal income tax return, and if it is paid before the first regular dividend of the following year. The first distribution of 2008 may be applied toward our 2007 distribution requirement.
     As a REIT, we must derive at least 95% of our total gross income from income related to real property, interest and dividends. In 2008, our percentage of revenue from such sources was approximately 98%, thereby passing the 95% test, and no special measures are expected to be required to enable us to maintain our REIT designation. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our Board of Directors to revoke our REIT election.
INTEREST RATE RISK
     We have entered into interest rate swap agreements in order to mitigate the effects of fluctuations in interest rates on our variable rate debt. At December 31, 2008, we have seven outstanding interest rate swap agreements as summarized below:

			Fixed	Floating Rate
Notional Amount	Effective Date	Expiration Date	Rate Paid	Received
$50 Million	11/14/05	9/1/09	4.3900%	1 month LIBOR
$20 Million	9/4/05	9/4/13	4.4350%	6 month LIBOR
$50 Million	10/10/06	9/1/09	4.4800%	1 month LIBOR
$50 Million	7/1/08	6/25/12	4.2825%	1 month LIBOR
$100 Million	7/1/08	6/22/12	4.2965%	1 month LIBOR
$75 Million	9/1/09	6/22/12	4.7100%	1 month LIBOR
$25 Million	9/1/09	6/22/12	4.2875%	1 month LIBOR

     Upon renewal or replacement of the credit facility, our total interest may change dependent on the terms we negotiate with the lenders; however, the LIBOR base rates have been contractually fixed on $270 million of our debt through the interest rate swap termination dates.
     Through June 2012, $500 million of our $514 million of unsecured debt is on a fixed rate basis after taking into account the interest rate swaps noted above. Based on our outstanding unsecured debt of $514 million at December 31, 2008, a 100 basis point increase in interest rates would increase our interest expense $0.1 million annually.
     The table below summarizes our debt obligations and interest rate derivatives at December 31, 2008. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	Expected Maturity Date Including Discount
								Fair
(dollars in thousands)	2009	2010	2011	2012	2013	Thereafter	Total	Value
Line of credit - variable rate LIBOR + 1.375	—	—	$14,000	—	—	—	$14,000	$14,000

Notes Payable:
Term note - variable rate LIBOR+1.625%	—	—	—	$250,000	—	—	$250,000	$250,000
Term note - variable rate LIBOR+1.50%	—	—	—	—	$20,000	—	$20,000	$20,000
Term note - fixed rate 6.26%	—	—	—	—	$80,000	—	$80,000	$78,865
Term note - fixed rate 6.38%	—	—	—	—	—	$150,000	$150,000	$147,899

Mortgage note - fixed rate 7.80%	$587	$630	$27,816	—	—	—	$29,033	$30,031
Mortgage note - fixed rate 7.19%	$1,128	$1,211	$1,301	$38,963	—	—	$42,603	$44,205
Mortgage note - fixed rate 7.25%	$141	$149	$3,220	—	—	—	$3,510	$3,478
Mortgage note - fixed rate 6.76%	$23	$25	$27	$29	$896	—	$1,000	$1,018
Mortgage note - fixed rate 6.35%	$26	$28	$30	$31	$34	$949	$1,098	$1,100
Mortgage notes - fixed rate 5.55%	$25,930	—	—	—	—	—	$25,930	$26,422
Mortgage notes - fixed rate 7.50%	$208	$222	$5,657	—	—	—	$6,087	$6,188

Interest rate derivatives – liability	—	—	—	—	—	—	—	$25,490
INFLATION
     We do not believe that inflation has had or will have a direct effect on our operations. Substantially all of the leases at the facilities are on a month-to-month basis which provides us with the opportunity to increase rental rates as each lease matures.
SEASONALITY
     Our revenues typically have been higher in the third and fourth quarters, primarily because we increase rental rates on most of our storage units at the beginning of May and because self-storage facilities tend to experience greater occupancy during the late spring, summer and early fall months due to the greater incidence of residential moves during these periods. However, we believe that our customer mix, diverse geographic locations, rental structure and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, we do not expect seasonality to affect materially distributions to shareholders.

RECENT ACCOUNTING PRONOUNCEMENTS
     In September 2006, FASB Statement 157, “Fair Value Measurements” (“SFAS 157”) was issued. SFAS 157 establishes a framework for measuring fair value by providing a standard definition of fair value as it applies to assets and liabilities. SFAS 157, which does not require any new fair value measurements, clarifies the application of other accounting pronouncements that require or permit fair value measurements. The effective date for the Company is January 1, 2008 for all financial instruments – see Note 10 to our Consolidated Financial Statements. However, the FASB has delayed the effective date of Statement 157 for all nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The Company is evaluating the impact of adopting SFAS 157 on its consolidated financial statements for nonfinancial assets and nonfinancial liabilities.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and liabilities at fair value. The effective date for the Company is January 1, 2008. The adoption of SFAS 159 did not impact the Company’s consolidated financial statements.
     In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160), which amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This statement also requires the amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated statement of income. As a result of the issuance of SFAS 160, the guidance in EITF Topic D-98, “Classification and Measurement of Redeemable Securities” was amended to include redeemable noncontrolling interests within its scope. If noncontrolling interests are determined to be redeemable, they are to be carried at the higher of (1) their carrying value or (2) their redeemable value as of the balance sheet date and reported as temporary equity. This Statement requires retroactive adoption of the presentation and disclosure requirements for existing minority interests, with all other requirements applied prospectively. The Company adopted SFAS 160 on January 1, 2009. The accompanying financial statements have been revised to conform to the presentation and disclosure requirements of SFAS 160. The adoption of SFAS 160 had no impact on consolidated cash flows from operating, investing or financing activities.
     In December 2007, the FASB Statement 141R, “Business Combinations” (“SFAS 141R”) was issued. SFAS 141R replaces SFAS 141. SFAS 141R requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS 141R also requires transactions costs related to the business combination to be expensed as incurred. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The effective date for the Company will be January 1, 2009. We have not yet determined the impact of SFAS 141R related to future acquisitions, if any, on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for the Company as of January 1, 2009. The Company is currently assessing the impact of SFAS No. 161 on our consolidated financial statements.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     The information required is incorporated by reference to the information appearing under the caption “Interest Rate Risk” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Item 8. Financial Statements and Supplementary Data
SOVRAN SELF STORAGE, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND SCHEDULES
All other schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Sovran Self Storage, Inc.
     We have audited the accompanying consolidated balance sheets of Sovran Self Storage, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovran Self Storage, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
     As discussed in Note 2 to the consolidated financial statements, the Company retrospectively adjusted the consolidated financial statements as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” on January 1, 2009.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sovran Self Storage, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Buffalo, New York
February 25, 2009, except for the retroactive adjustments and revised disclosures summarized in Note 2 and discussed in Notes 3 and 15, as to which the date is September 25, 2009

SOVRAN SELF STORAGE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
(dollars in thousands, except share data)	2008	2007
Assets
Investment in storage facilities:
Land	$240,525	$236,349
Building, equipment, and construction in progress	1,148,676	1,086,359

	1,389,201	1,322,708
Less: accumulated depreciation	(216,644)	(183,679)

Investment in storage facilities, net	1,172,557	1,139,029
Cash and cash equivalents	4,486	4,010
Accounts receivable	2,971	2,794
Receivable from related parties	14	27
Receivable from unconsolidated joint venture	336	—
Investment in unconsolidated joint venture	20,111	—
Prepaid expenses	4,691	4,771
Other assets	7,460	7,574
Net assets of discontinued operations	—	6,383

Total Assets	$1,212,626	$1,164,588

Liabilities
Line of credit	$14,000	$100,000
Term notes	500,000	356,000
Accounts payable and accrued liabilities	23,979	23,752
Deferred revenue	5,659	5,602
Fair value of interest rate swap agreements	25,490	1,230
Accrued dividends	14,090	13,656
Mortgages payable	109,261	110,517

Total Liabilities	692,479	610,757

Noncontrolling redeemable Operating Partnership Units	15,118	16,951

Equity
Common stock $.01 par value, 100,000,000 shares authorized, 22,016,348 shares outstanding (21,676,586 at December 31, 2007)	232	228
Additional paid-in capital	666,633	654,141
Accumulated deficit	(122,581)	(105,729)
Accumulated other comprehensive loss	(25,162)	(1,368)
Treasury stock at cost, 1,171,886 shares	(27,175)	(27,175)

Total Shareholders’ Equity	491,947	520,097
Noncontrolling interest – consolidated joint venture	13,082	16,783

Total Equity	505,029	536,880

Total Liabilities and Equity	$1,212,626	$1,164,588

See notes to financial statements.

SOVRAN SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(dollars in thousands, except per share data)	2008	2007	2006
Revenues
Rental income	$195,220	$186,581	$160,011
Other operating income	7,783	6,276	5,358

Total operating revenues	203,003	192,857	165,369

Expenses
Property operations and maintenance	55,739	52,317	43,833
Real estate taxes	19,004	17,370	15,166
General and administrative	17,279	15,234	14,095
Depreciation and amortization	34,421	33,851	25,163

Total operating expenses	126,443	118,772	98,257

Income from operations	76,560	74,085	67,112

Other income (expenses)
Interest expense	(38,097)	(33,861)	(29,494)
Interest income	322	954	807
Casualty gain	—	114	—
Equity in income of joint ventures	104	119	172

Income from continuing operations	38,889	41,411	38,597
Income from discontinued operations (including gain on disposal of $716 in 2008)	794	434	447

Net income	39,683	41,845	39,044
Preferred stock dividends	—	(1,256)	(2,512)
Net income attributable to noncontrolling interests	(2,284)	(2,631)	(2,434)

Net income attributable to common controlling interests	$37,399	$37,958	$34,098

Earnings per common share attributable to controlling interests - basic
Continuing operations	$1.68	$1.79	$1.87
Discontinued operations	0.04	0.02	0.03

Earning per share - basic	$1.72	$1.81	$1.90

Earnings per common share attributable to controlling interests - diluted
Continuing operations	$1.68	$1.79	$1.86
Discontinued operations	0.04	0.02	0.03

Earning per share - diluted	$1.72	$1.81	$1.89

Dividends declared per common share	$2.54	$2.50	$2.47
See notes to financial statements.

SOVRAN SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	8.375% Series	8.375% Series C	Common
	C Preferred	Preferred	Stock	Common
(dollars in thousands, except share data)	Stock Shares	Stock	Shares	Stock
Balance January 1, 2006	1,200,000	$26,613	17,563,046	$187
Net proceeds from the issuance of common stock	—	—	2,300,000	23
Net proceeds from issuance of stock through Dividend Reinvestment and Stock Purchase Plan	—	—	501,089	5
Exercise of stock options	—	—	37,675	—
Reclass of unearned non-vested stock to additional paid in capital	—	—	—	—
Issuance of non-vested stock	—	—	41,719	1
Earned portion of non-vested stock	—	—	—	—
Stock option expense	—	—	—	—
Deferred compensation outside directors	—	—	—	—
Carrying value less than redemption value on redeemed partnership units	—	—	—	—
Adjustments of noncontrolling redeemable Operating Partnership units to carrying value	—	—	—	—
Purchase of additional interests in joint ventures	—	—	—	—
Net income attributable to common and preferred controlling interest holders	—	—	—	—
Net income attributable to noncontrolling interest holders	—	—	—	—
Change in fair value of derivatives	—	—	—	—
Total comprehensive income	—	—	—	—
Dividends	—	—	—	—
Distributions to noncontrolling interest holders	—	—	—	—

Balance December 31, 2006	1,200,000	26,613	20,443,529	216
Net proceeds from issuance of stock through Dividend Reinvestment and Stock Purchase Plan	—	—	252,816	3
Exercise of stock options	—	—	13,100	—
Issuance of non-vested stock	—	—	43,989	—
Earned portion of non-vested stock	—	—	—	—
Stock option expense	—	—	—	—
Deferred compensation outside directors	—	—	—	—
Conversion of Series C Preferred Stock to common stock and exercise of related stock warrants	(1,200,000)	(26,613)	920,244	9
Conversion of operating partnership units to common stock	—	—	2,908	—
Carrying value less than redemption value on redeemed partnership units	—	—	—	—
Adjustments of noncontrolling redeemable Operating Partnership units to carrying value	—	—	—	—
Net income attributable to common and preferred controlling interest holders	—	—	—	—
Net income attributable to noncontrolling interest holders	—	—	—	—
Change in fair value of derivatives	—	—	—	—
Total comprehensive income	—	—	—	—
Dividends	—	—	—	—
Distributions to noncontrolling interest holders	—	—	—	—

Balance December 31, 2007	—	—	21,676,586	228
Net proceeds from issuance of stock through Dividend Reinvestment and Stock Purchase Plan	—	—	285,308	3
Exercise of stock options	—	—	2,600	—
Issuance of non-vested stock	—	—	45,713	1
Earned portion of non-vested stock	—	—	—	—
Stock option expense	—	—	—	—
Deferred compensation outside directors	—	—	6,141	—
Carrying value less than redemption value on redeemed partnership units	—	—	—	—
Adjustments of noncontrolling redeemable Operating Partnership units to carrying value	—	—	—	—
Purchase of noncontrolling interest	—	—	—	—
Net income attributable to common and preferred controlling interest holders	—	—	—	—
Net income attributable to noncontrolling interest holders	—	—	—	—
Change in fair value of derivatives	—	—	—	—
Total comprehensive income	—	—	—	—
Dividends	—	—	—	—
Distributions to noncontrolling interest holders	—	—	—	—

Balance December 31, 2008	—	$—	22,016,348	$232

See notes to financial statements

SOVRAN SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Additional			Accumulated		Total	Non-
Paid-in	Non-vested		Other Comprehensive	Treasury	Shareholders’	controlling	Total
Capital	Stock	Accumulated deficit	Income (loss)	Stock	Equity	Interest	Equity
$466,839	$(1,838)	$(83,375)	$1,454	$(27,175)	$382,705	$14,122	$396,827
122,388	—	—	—	—	122,411	—	122,411

24,862	—	—	—	—	24,867	—	24,867
1,142	—	—	—	—	1,142	—	1,142
(1,838)	1,838	—	—	—	—	—	—
(1)	—	—	—	—	—	—	—
876	—	—	—	—	876	—	876
119	—	—	—	—	119	—	119
181	—	—	—	—	181	—	181
(1,830)	—	—	—	—	(1,830)	—	(1,830)

—	—	(3,031)	—	—	(3,031)	—	(3,031)
—	—	—	—	—	—	2,862	2,862

—	—	36,610	—	—	36,610	—	36,610
—	—	—	—	—	—	1,529	1,529
—	—	—	674	—	674	—	674

—	—	—	—	—	37,284	1,529	38,813
—	—	(48,224)	—	—	(48,224)	—	(48,224)
—	—	—	—	—	—	(1,730)	(1,730)

612,738	—	(98,020)	2,128	(27,175)	516,500	16,783	533,283

12,756	—	—	—	—	12,759	—	12,759
425	—	—	—	—	425	—	425
—	—	—	—	—	—	—	—
1,224	—	—	—	—	1,224	—	1,224
183	—	—	—	—	183	—	183
161	—	—	—	—	161	—	161

26,604	—	—	—	—	—	—	—
167	—	—	—	—	167	—	167
(117)	—	—	—	—	(117)	—	(117)

—	—	7,119	—	—	7,119	—	7,119

—	—	39,214	—	—	39,214	—	39,214
—	—	—	—	—	—	1,848	1,848
—	—	—	(3,496)	—	(3,496)	—	(3,496)

—	—	—	—	—	35,718	1,848	37,566
—	—	(54,042)	—	—	(54,042)	—	(54,042)
—	—	—	—	—	—	(1,848)	(1,848)

654,141	—	(105,729)	(1,368)	(27,175)	520,097	16,783	536,880

10,654	—	—	—	—	10,657	—	10,657
72	—	—	—	—	72	—	72
—	—	—	—	—	1	—	1
1,444	—	—	—	—	1,444	—	1,444
279	—	—	—	—	279	—	279
112	—	—	—	—	112	—	112
(69)	—	—	—	—	(69)	—	(69)

—	—	1,439	—	—	1,439	—	1,439
—	—	—	—	—	—	(3,701)	(3,701)

—	—	37,399	—	—	37,399	—	37,399
—	—	—	—	—	—	1,563	1,563
—	—	—	(23,794)	—	(23,794)	—	(23,794)

—	—	—	—	—	13,605	1,563	15,168
—	—	(55,690)	—	—	(55,690)	—	(55,690)
—	—	—	—	—	—	(1,563)	(1,563)

$666,633	$—	$(122,581)	$(25,162)	$(27,175)	$491,947	$13,082	$505,029

SOVRAN SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(dollars in thousands)	2008	2007	2006
Operating Activities
Net income	$39,683	$41,845	$39,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,659	34,999	26,340
Gain on sale	(716)	—	—
Casualty gain	—	(114)	—
Equity in income of joint ventures	(104)	(119)	(172)
Distributions from unconsolidated joint venture	345	98	123
Non-vested stock earned	1,444	1,224	876
Stock option expense	279	183	119
Changes in assets and liabilities:
Accounts receivable	(171)	(599)	(407)
Prepaid expenses	118	822	(2,029)
Accounts payable and other liabilities	619	7,082	1,011
Deferred revenue	(24)	(246)	(249)

Net cash provided by operating activities	77,132	85,175	64,656

Investing Activities
Acquisition of storage facilities	(18,547)	(138,059)	(130,251)
Improvements, equipment additions, and construction in progress	(45,709)	(52,441)	(37,021)
Net proceeds from the sale of storage facility	7,002	—	—
Casualty insurance proceeds received	—	1,692	—
Investment in unconsolidated joint venture	(20,287)	—	—
Additional investment in consolidated joint ventures net of cash acquired	(6,106)	—	(8,181)
(Advances to) reimbursement of advances to joint ventures	(336)	—	17
Reimbursement of (payment of) property deposits	1,259	(1,469)	(1,169)
Receipts from related parties	13	10	38

Net cash used in investing activities	(82,711)	(190,267)	(176,567)

Financing Activities
Net proceeds from sale of common stock	10,842	13,345	148,601
Proceeds from line of credit	14,000	112,000	94,000
Repayment of line of credit and term note	(206,000)	(12,000)	(184,000)
Proceeds from term notes	250,000	6,000	150,000
Financing costs	(3,085)	(316)	(632)
Dividends paid – common stock	(55,256)	(51,805)	(43,837)
Dividends paid – preferred stock	—	(1,256)	(2,513)
Distributions to noncontrolling interest holders	(2,633)	(2,912)	(2,815)
Redemption of operating partnership units	(114)	(174)	(2,788)
Mortgage principal and capital lease payments	(1,699)	(1,510)	(1,286)

Net cash provided by financing activities	6,055	61,372	154,730

Net increase (decrease) in cash	476	(43,720)	42,819
Cash at beginning of period	4,010	47,730	4,911

Cash at end of period	$4,486	$4,010	$47,730

Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$37,970	$32,313	$26,647

Fair value of net liabilities assumed on the acquisition of storage facilities	107	1,580	65,650
Dividends declared but unpaid at December 31, 2008, 2007 and 2006 were $14,090, $13,656, and $12,675, respectively.
See notes to financial statements.

SOVRAN SELF STORAGE, INC. - DECEMBER 31, 2008
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION
     Sovran Self Storage, Inc. (the “Company,” “We,” “Our,” or “Sovran”), a self-administered and self-managed real estate investment trust (a “REIT”), was formed on April 19, 1995 to own and operate self-storage facilities throughout the United States. On June 26, 1995, the Company commenced operations effective with the completion of its initial public offering. At December 31, 2008, we had an ownership interest in and managed 385 self-storage properties in 24 states under the name Uncle Bob’s Self Storage ®. Among our 385 self-storage properties are 27 properties that we manage for a consolidated joint venture of which we are a majority owner and 25 properties that we manage for an unconsolidated joint venture of which we are a 20% owner. Over 40% of the Company’s revenue is derived from stores in the states of Texas and Florida.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation: All of the Company’s assets are owned by, and all its operations are conducted through, Sovran Acquisition Limited Partnership (the “Operating Partnership”). Sovran Holdings, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary”), is the sole general partner of the Operating Partnership; the Company is a limited partner of the Operating Partnership, and through its ownership of the Subsidiary and its limited partnership interest controls the operations of the Operating Partnership, holding a 98.1% ownership interest therein as of December 31, 2008. The remaining ownership interests in the Operating Partnership (the “Units”) are held by certain former owners of assets acquired by the Operating Partnership subsequent to its formation.
     We consolidate all wholly owned subsidiaries. Partially owned subsidiaries and joint ventures are consolidated when we control the entity. Our consolidated financial statements include the accounts of the Company, the Operating Partnership, Locke Sovran I, LLC, and Locke Sovran II, LLC, which is a majority owned joint venture. All intercompany transactions and balances have been eliminated. Investments in joint ventures that we do not control but for which we have significant influence over are reported using the equity method.
     In April 2006, the Company made additional investments of $8,475,000 in Locke Sovran I, LLC and Locke Sovran II, LLC that increased the Company’s ownership from approximately 45% to over 70% in each of these joint ventures. As a result of this transaction, from the date that its controlling interest was acquired, the Company has consolidated the accounts of Locke Sovran I, LLC in its financial statements. The accounts of Locke Sovran II, LLC were already being included in the Company’s financial statements as it has been a majority controlled joint venture since 2001. In June 2008, the Company made an additional investment of $6.1 million in Locke Sovran I, LLC that increased the Company’s ownership from approximately 70% to 100%.
     Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. The cash balance includes $3.8 million and $3.2 million, respectively, held in escrow for encumbered properties at December 31, 2008 and 2007.
     Revenue and Expense Recognition: Rental income is recognized when earned pursuant to month-to-month leases for storage space. Promotional discounts are recognized as a reduction to rental income over the promotional period, which is generally during the first month of occupancy. Rental income received prior to the start of the rental period is included in deferred revenue. Equity in earnings of real estate joint ventures that we have significant influence over is recognized based on our ownership interest in the earnings of these entities.
     Cost of operations, general and administrative expense, interest expense and advertising costs are expensed as incurred. For the years ended December 31, 2008, 2007, and 2006, advertising costs were $1.4 million, $1.4 million, and $1.0 million, respectively. The Company accrues property taxes based on estimates and historical trends. If these estimates are incorrect, the timing and amount of expense recognition would be affected.
     Other Income: Consists primarily of sales of storage-related merchandise (locks and packing supplies), insurance commissions, incidental truck rentals, and management fees from unconsolidated joint ventures.

     Investment in Storage Facilities: Storage facilities are recorded at cost. The purchase price of acquired facilities is allocated to land, building, equipment, and in-place customer leases based on the fair value of each component. Depreciation is computed using the straight-line method over estimated useful lives of forty years for buildings and improvements, and five to twenty years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Interest and other costs incurred during the construction period of major expansions are capitalized. Capitalized interest during the years ended December 31, 2008 and 2007 was $0.4 million. No interest was capitalized during 2006. Repair and maintenance costs are expensed as incurred.
     Whenever events or changes in circumstances indicate that the basis of the Company’s property may not be recoverable, the Company’s policy is to assess any impairment of value. Impairment is evaluated based upon comparing the sum of the expected undiscounted future cash flows to the carrying value of the property, on a property by property basis. If the sum of the undiscounted cash flow is less than the carrying amount, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. At December 31, 2008 and 2007, no assets had been determined to be impaired under this policy and, accordingly, this policy had no impact on the Company’s financial position or results of operations.
     Other Assets: Included in other assets are net loan acquisition costs, a note receivable, property deposits, and the value placed on in-place customer leases at the time of acquisition. The loan acquisition costs were $6.8 million and $6.2 million at December 31, 2008, and 2007, respectively. Accumulated amortization on the loan acquisition costs was approximately $2.5 million and $3.8 million at December 31, 2008, and 2007, respectively. Loan acquisition costs are amortized over the terms of the related debt. The note receivable of $2.8 million represents a note from certain investors of Locke Sovran II, LLC. The note bears interest at LIBOR plus 2.4% and matures upon the dissolution of Locke Sovran II, LLC. Property deposits were $0.1 million and $1.5 million at December 31, 2008 and 2007, respectively.
     The Company allocates a portion of the purchase price of acquisitions to in-place customer leases. The value of in-place customer leases is based on the Company’s experience with customer turnover. The Company amortizes in-place customer leases on a straight-line basis over 12 months (the estimated future benefit period). At December 31, 2008, the gross carrying amount of in-place customer leases was $5.4 million and the accumulated amortization was $5.2 million
     Amortization expense, including amortization of in-place customer leases, was $1.3 million, $4.8 million and $1.0 million for the periods ended December 31, 2008, 2007 and 2006, respectively.
     Accounts Payable and Accrued Liabilities: Accounts payable and accrued liabilities consists primarily of trade payables, accrued interest, and property tax accruals. The Company accrues property tax expense based on estimates and historical trends. Actual expense could differ from these estimates.
     Noncontrolling Interest: Effective January 1, 2009, the Company adopted FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160 requires that the portion of equity in a subsidiary attributable to the owners of the subsidiary other than the parent or the parent’s affiliates be labeled “noncontrolling interests” and presented in the consolidated balance sheet as a component of equity. SFAS No. 160 does not significantly change the Company’s past accounting practices with respect to the attribution of net income between controlling and noncontrolling interests, however, the provisions of SFAS No. 160 require that earnings attributable to noncontrolling interests be reported as part of consolidated earnings and not as a separate component of income or expense. In addition, SFAS No. 160 requires the disclosure of the attribution of consolidated earnings to the controlling and noncontrolling interests on the face of the statement of operations. The presentation and disclosure requirements of SFAS No. 160 are applied retrospectively and all prior period information has been presented and disclosed in accordance with these new requirements. The adoption of SFAS No. 160 did not result in any differences between net income available to common shareholders as previously reported and net income attributable to controlling interests as currently reported.

     As a result of the adoption of SFAS No. 160 we now present noncontrolling interests in Locke Sovran II, LLC as a separate component of equity, called “Noncontrolling interests – consolidated joint venture” in the consolidated balance sheets. Prior to the adoption of SFAS No. 160, the noncontrolling interests in Locke Sovran II, LLC were called “Minority interest – consolidated joint venture” and were presented in the “mezzanine” section of the consolidated balance sheet, above equity.
     Included in the consolidated balance sheets are noncontrolling redeemable operating partnership units. Prior to the adoption of SFAS No. 160, we referred to these noncontrolling interests as “Minority interest – Operating Partnership.” These interests are presented in the “mezzanine” section of the consolidated balance sheet because they don’t meet the functional definition of a liability or equity under current authorative accounting literature. These represent the outside ownership interests of the limited partners in the Operating Partnership. The Operating Partnership is obligated to redeem each of these limited partnership Units in the Operating Partnership at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock, at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one common share or cash. Effective January 1, 2009, the Company accounts for these noncontrolling redeemable Operating Partnership Units under the provisions of EITF D-98, “Classification and Measurement of Redeemable Securities.” The application of the EITF D-98 accounting model requires the noncontrolling interest to follow normal noncontrolling interest accounting and then be marked to redemption value at the end of each reporting period if higher (but never adjusted below that normal noncontrolling interest accounting amount). The offset to the adjustment to the carrying amount of the noncontrolling redeemable Operating Partnership Units is reflected in accumulated deficit. Accordingly, in the accompanying consolidated balance sheet, noncontrolling redeemable Operating Partnership Units are reflected at redemption value at December 31, 2008 and 2007, equal to the number of Units outstanding multiplied by the fair market value of the Company’s common stock at that date.
     At December 31, 2008, noncontrolling redeemable Operating Partnership Units outstanding were 419,952 Units, or 1.9% (at December 31, 2007 422,727 Units, or 1.9%).
     Retrospective Impact of New Accounting Pronouncement Adopted January 1, 2009 (in thousands):

	For the Year Ended December 31, 2008:
Statement of Operations:	As Previously Reported	Adjustments	As Adjusted
Income from continuing operations	$ 36,605	$2,284	$38,889
Net income	37,399	2,284	39,683
Net income attributable to noncontrolling interest	—	2,284	2,284
Net income attributable to common controlling interest	—	37,399	37,399

	For the Year Ended December 31, 2007:
	As Previously Reported	Adjustments	As Adjusted
Income from continuing operations	$ 38,780	$2,631	$41,411
Net income	39,214	2,631	41,845
Net income attributable to noncontrolling interest	—	2,631	2,631
Net income attributable to common controlling interest	—	37,958	37,958

	For the Year Ended December 31, 2006:
	As Previously Reported	Adjustments	As Adjusted
Income from continuing operations	$ 36,163	$2,434	$38,597
Net income	36,610	2,434	39,044
Net income attributable to noncontrolling interest	—	2,434	2,434
Net income attributable to common controlling interest	—	34,098	34,098

	December 31, 2008:
Balance Sheet:	As Previously Reported	Adjustments	As Adjusted
Minority interest – operating partnership	$9,265	$(9,265)	$—
Noncontrolling redeemable operating partnership units	—	15,118	15,118
Minority interest – consolidated joint venture	13,082	(13,082)	—
Accumulated deficit	(116,728)	(5,853)	(122,581)
Total shareholders’ equity	497,800	(5,853)	491,947
Noncontrolling interest – consolidated joint venture	—	13,082	13,082
Total equity	497,800	7,229	505,029

	December 31, 2007:
	As Previously Reported	Adjustments	As Adjusted
Minority interest – operating partnership	$9,659	$(9,659)	$—
Noncontrolling redeemable operating partnership units	—	16,951	16,951
Minority interest – consolidated joint venture	16,783	(16,783)	—
Accumulated deficit	(98,437)	(7,292)	(105,729)
Total shareholders’ equity	527,389	(7,292)	520,097
Noncontrolling interest – consolidated joint venture	—	16,783	16,783
Total equity	527,389	9,491	536,880

	For the Year Ended December 31, 2008:
Statement of Cash Flows:	As Previously Reported	Adjustments	As Adjusted
Net income	37,399	2,284	39,683
Minority interest	2,284	(2,284)	—

	For the Year Ended December 31, 2007:
	As Previously Reported	Adjustments	As Adjusted
Net income	39,214	2,631	41,845
Net income attributable to noncontrolling interest	2,631	(2,631)	—

	For the Year Ended December 31, 2006:
	As Previously Reported	Adjustments	As Adjusted
Net income	36,610	2,434	39,044
Net income attributable to noncontrolling interest	2,434	(2,434)	—
     Income Taxes: The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended, and will generally not be subject to corporate income taxes to the extent it distributes at least 90% of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying financial statements. On an aggregate basis, the Company’s reported amounts of net assets exceeds the tax basis by approximately $74 million and $72 million at December 31, 2008 and 2007, respectively.
     Comprehensive Income: Comprehensive income consists of net income and the change in value of derivatives used for hedging purposes and is reported in the consolidated statements of shareholders’ equity.
     Derivative Financial Instruments: The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires companies to carry all derivatives on the balance sheet at fair value. The Company determines the fair value of derivatives by reference to quoted market prices. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. The Company’s use of derivative instruments is limited to cash flow hedges, as defined in SFAS No. 133, of certain interest rate risks.

     Recent Accounting Pronouncements: In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and liabilities at fair value. The effective date for the Company is January 1, 2008. The adoption of SFAS 159 did not impact the Company’s consolidated financial statements.
     In December 2007, the FASB Statement 141R, “Business Combinations” (“SFAS 141R”) was issued. SFAS 141R replaces SFAS 141. SFAS 141R requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS 141R also requires transaction costs related to the business combination to be expensed as incurred. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The effective date for the Company will be January 1, 2009. The Company has not yet determined the impact of SFAS 141R related to future acquisitions, if any, on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 expands quarterly disclosure requirements in SFAS No. 133 about an entity’s derivative instruments and hedging activities. The effective date for the Company will be January 1, 2009. The Company is currently assessing the impact of SFAS No. 161 on our consolidated financial statements.
     Stock-Based Compensation: Effective January 1, 2006, the Company adopted Statement 123(R) and uses the modified-prospective method. Under the modified-prospective method, the Company recognizes compensation cost in the financial statements issued subsequent to January 1, 2006 for all share based payments granted, modified, or settled after the date of adoption as well as for any awards that were granted prior to the adoption date for which the requisite service period has not been completed as of the adoption date.
     The Company recorded compensation expense (included in general and administrative expense) of $279,000, $183,000 and $119,000 related to stock options under Statement 123(R) and $1.4 million, $1.2 million and $876,000 related to amortization of non-vested stock grants for the years ended December 31, 2008, 2007 and 2006, respectively. The Company uses the Black-Scholes Merton option pricing model to estimate the fair value of stock options granted subsequent to the adoption of FAS 123(R). The application of this pricing model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The weighted average for key assumptions used in determining the fair value of options granted during 2008 follows:

	Weighted Average	Range
Expected life (years)	6.53	4.50 - 7.00
Risk free interest rate	3.78%	2.65 - 3.94%
Expected volatility	22.61%	22.40% - 24.30%
Expected dividend yield	6.1%	6.00% - 7.00%
Fair value	$4.79	$3.21 - $5.10
     To determine expected volatility, the Company uses historical volatility based on daily closing prices of its Common Stock over periods that correlate with the expected terms of the options granted. The risk-free rate is based on the United States Treasury yield curve at the time of grant for the expected life of the options granted. Expected dividends are based on the Company’s history and expectation of dividend payouts. The expected life of stock options is based on the midpoint between the vesting date and the end of the contractual term.
     Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. EARNINGS PER SHARE
     The Company reports earnings per share data in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” In computing earnings per share, the Company excludes preferred stock dividends from net income to arrive at net income available to common shareholders. The following table sets forth the computation of basic and diluted earnings per common share.

(Amounts in thousands,	Year Ended December 31,
except per share data)	2008	2007	2006
Numerator:
Income from continuing operations attributable to common controlling interests	$36,605	$37,524	$33,651

Denominator:
Denominator for basic earnings per share - weighted average shares	21,762	20,955	17,951
Effect of Dilutive Securities:
Stock options and warrants and non-vested stock	21	49	70

Denominator for diluted earnings per share - adjusted weighted average shares and assumed conversion	21,783	21,004	18,021

Basic Earnings per Common Share from continuing operations attributable to common controlling interests	$1.68	$1.79	$1.87
Basic Earnings per Common Share attributable to common controlling interests	$1.72	$1.81	$1.90

Diluted Earnings per Common Share from continuing operations attributable to common controlling interests	$1.68	$1.79	$1.86
Diluted Earnings per Common Share attributable to common controlling interests	$1.72	$1.81	$1.89
4. INVESTMENT IN STORAGE FACILITIES
     The following summarizes activity in storage facilities during the years ended December 31, 2008 and December 31, 2007.

(Dollars in thousands)	2008	2007
Cost:
Beginning balance	$1,322,708	$1,136,052
Acquisition of storage facilities	18,454	136,653
Additional investment in consolidated joint ventures	2,473	—
Improvements and equipment additions	44,998	45,806
Increase in construction in progress	761	6,621
Dispositions	(193)	(2,424)

Ending balance	$1,389,201	$1,322,708

Accumulated Depreciation:
Beginning balance	$183,679	$154,449
Additions during the year	33,100	30,011
Dispositions	(135)	(781)

Ending balance	$216,644	$183,679

     The Company allocates purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of land and buildings are determined at replacement cost. Intangible assets, which represent the value of existing customer leases, are recorded at their estimated fair values. During 2008, the Company acquired three storage facilities for $18.9 million. Substantially all of the purchase price of these facilities was allocated to land ($3.7 million), building ($14.7 million), equipment ($0.1 million) and in-place customer leases ($0.4 million) and the operating results of the acquired facilities have been included in the Company’s operations since the respective acquisition dates. During 2007, the Company acquired 31 storage facilities for $141.3 million. Substantially all of the purchase price of these facilities was allocated to land ($27.7 million), building ($110.0 million), equipment ($1.5 million) and in-place customer leases ($2.1 million) and the operating results of the acquired facilities have been included in the Company’s operations since the respective acquisition dates.
5. DISCONTINUED OPERATIONS
     In April 2008, the Company sold one non-strategic storage facility located in Michigan for net cash proceeds of $7.0 million resulting in a gain of $0.7 million. The operations of this facility and the gain on sale are reported as discontinued operations. The amounts in the 2007 and 2006 financial statements related to the operations and the net assets of this property have been reclassified and are presented as discontinued operations and net assets from discontinued operations, respectively. Cash flows of discontinued operations have not been segregated from the cash flows of continuing operations on the accompanying consolidated statement of cash flows for the years ended December 31, 2008, 2007 and 2006. The following is a summary of the amounts reported as discontinued operations:

	Year Ended December 31,
(dollars in thousands)	2008	2007	2006
Total revenue	$233	$912	$927
Property operations and maintenance expense	(76)	(196)	(202)
Real estate tax expense	(33)	(97)	(94)
Depreciation and amortization expense	(46)	(185)	(184)
Net realized gain on sale of property	716	—	—

Total income from discontinued operations	$794	$434	$447

6. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
     The following unaudited pro forma Condensed Statement of Operations is presented as if (i) the 31 storage facilities purchased during 2007, (ii) the 42 storage facilities purchased during 2006, (iii) the additional investment in Locke Sovran I, LLC and Locke Sovran II, LLC in April 2006, and (iv) the related indebtedness incurred and assumed on these transactions had all occurred at January 1, 2006. Such unaudited pro forma information is based upon the historical statements of operations of the Company. It should be read in conjunction with the financial statements of the Company. In management’s opinion, all adjustments necessary to reflect the effects of these transactions have been made. This unaudited pro forma information does not purport to represent what the actual results of operations of the Company would have been assuming such transactions had been completed as set forth above nor does it purport to represent the results of operations for future periods.

	Year Ended December 31,
(dollars in thousands, except share data)	2007	2006
Pro forma total operating revenues	$199,569	$191,505

Pro forma net income	$41,749	$33,985

Pro forma earnings per common share – diluted	$1.92	$1.54

7. UNSECURED LINE OF CREDIT AND TERM NOTES
     On June 25, 2008, the Company entered into agreements relating to new unsecured credit arrangements, and received funds under those arrangements. As part of the agreements, the Company entered into a $250 million unsecured term note maturing in June 2012 bearing interest at LIBOR plus 1.625%. The proceeds from this term note were used to repay the Company’s previous line of credit that was to mature in September 2008, the Company’s term note that was to mature in September 2009, the term note maturing in July 2008, and to provide for working capital. The new agreements also provide for a $125 million (expandable to $150 million) revolving line of credit maturing June 2011 bearing interest at a variable rate equal to LIBOR plus 1.375%, and requires a 0.25% facility fee. The interest rate at December 31, 2008 on the Company’s available line of credit was approximately 1.8% (5.5% at December 31, 2007). At December 31, 2008, there was $111 million available on the unsecured line of credit.
     The Company also maintains an $80 million term note maturing September 2013 bearing interest at a fixed rate of 6.26%, a $20 million term note maturing September 2013 bearing interest at a variable rate equal to LIBOR plus 1.50%, and a $150 million unsecured term note maturing in April 2016 bearing interest at 6.38%.
8. MORTGAGES PAYABLE AND OTHER DEBT DISCLOSURES
     Mortgages payable at December 31, 2008 and December 31, 2007 consist of the following:

	December 31,	December 31,
(dollars in thousands)	2008	2007
7.80% mortgage note due December 2011, secured by 11 self-storage facilities (Locke Sovran I) with an aggregate net book value of $43.8 million, principal and interest paid monthly	$29,033	$29,084
7.19% mortgage note due March 2012, secured by 27 self-storage facilities (Locke Sovran II) with an aggregate net book value of $81.2 million, principal and interest paid monthly	42,603	43,645
7.25% mortgage note due December 2011, secured by 1 self-storage facility with an aggregate net book value of $5.8 million, principal and interest paid monthly. Estimated market rate at time of acquisition 5.40%	3,510	3,643
6.76% mortgage note due September 2013, secured by 1 self-storage facility with an aggregate net book value of $2.0 million, principal and interest paid monthly	1,000	1,022
6.35% mortgage note due March 2014, secured by 1 self-storage facility with an aggregate net book value of $3.8 million, principal and interest paid monthly	1,098	1,122
5.55% mortgage notes due November 2009, secured by 8 self-storage facilities with an aggregate net book value of $34.9 million, interest only paid monthly. Estimated market rate at time of acquisition 6.44%	25,930	25,719
7.50% mortgage notes due August 2011, secured by 3 self-storage facilities with an aggregate net book value of $14.3 million, principal and interest paid monthly. Estimated market rate at time of acquisition 6.42%	6,087	6,282

Total mortgages payable	$109,261	$110,517

     The Company assumed the 7.25%, 6.76%, 6.35%, 5.55% and 7.50% mortgage notes in connection with the acquisitions of storage facilities in 2005 and 2006. The 7.25%, 5.55%, and 7.50% mortgages were recorded at their estimated fair value based upon the estimated market rates at the time of the acquisitions ranging from 5.40% to 6.44%. The carrying value of these three mortgages approximates the actual principal balance of the mortgages payable. An immaterial premium exists at December 31, 2008, which will be amortized over the remaining term of the mortgages based on the effective interest method.

     The table below summarizes the Company’s debt obligations and interest rate derivatives at December 31, 2008. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate term note and mortgage note were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company would realize in a current market exchange.

	Expected Maturity Date Including Discount
								Fair
(dollars in thousands)	2009	2010	2011	2012	2013	Thereafter	Total	Value
Line of credit – variable rate LIBOR + 1.375 (1.84% at December 31, 2008)	—	—	$14,000	—	—	—	$14,000	$14,000

Notes Payable:
Term note – variable rate LIBOR+1.625% (2.09% at December 31, 2008)	—	—	—	$250,000	—	—	$250,000	$250,000
Term note – variable rate LIBOR+1.50% (4.62% at December 31, 2008)	—	—	—	—	$20,000	—	$20,000	$20,000
Term note – fixed rate 6.26%	—	—	—	—	$80,000	—	$80,000	$78,865
Term note – fixed rate 6.38%	—	—	—	—	—	$150,000	$150,000	$147,899

Mortgage note – fixed rate 7.80%	$587	$630	$27,816	—	—	—	$29,033	$30,031
Mortgage note – fixed rate 7.19%	$1,128	$1,211	$1,301	$38,963	—	—	$42,603	$44,205
Mortgage note – fixed rate 7.25%	$141	$149	$3,220	—	—	—	$3,510	$3,478
Mortgage note – fixed rate 6.76%	$23	$25	$27	$29	$896	—	$1,000	$1,018
Mortgage note – fixed rate 6.35%	$26	$28	$30	$31	$34	$949	$1,098	$1,100
Mortgage notes – fixed rate 5.55%	$25,930	—	—	—	—	—	$25,930	$26,422
Mortgage notes – fixed rate 7.50%	$208	$222	$5,657	—	—	—	$6,087	$6,188

Interest rate derivatives – liability	—	—	—	—	—	—	—	$25,490
9. DERIVATIVE FINANCIAL INSTRUMENTS
     Interest rate swaps are used to adjust the proportion of total debt that is subject to variable interest rates. The interest rate swaps require the Company to pay an amount equal to a specific fixed rate of interest times a notional principal amount and to receive in return an amount equal to a variable rate of interest times the same notional amount. The notional amounts are not exchanged. No other cash payments are made unless the contract is terminated prior to its maturity, in which case the contract would likely be settled for an amount equal to its fair value. The Company enters interest rate swaps with a number of major financial institutions to minimize counterparty credit risk.
     The interest rate swaps qualify and are designated as hedges of the amount of future cash flows related to interest payments on variable rate debt. Therefore, the interest rate swaps are recorded in the consolidated balance sheet at fair value and the related gains or losses are deferred in shareholders’ equity as Accumulated Other Comprehensive Income (“AOCI”). These deferred gains and losses are amortized into interest expense during the period or periods in which the related interest payments affect earnings. However, to the extent that the interest rate swaps are not perfectly effective in offsetting the change in value of the interest payments being hedged, the ineffective portion of these contracts is recognized in earnings immediately. Ineffectiveness was immaterial in 2008, 2007, and 2006.

     The Company has entered into seven interest rate swap agreements as detailed below to effectively convert a total of $270 million of variable-rate debt to fixed-rate debt.

			Fixed	Floating Rate
Notional Amount	Effective Date	Expiration Date	Rate Paid	Received
$50 Million	11/14/05	9/1/09	4.3900%	1 month LIBOR
$20 Million	9/4/05	9/4/13	4.4350%	6 month LIBOR
$50 Million	10/10/06	9/1/09	4.4800%	1 month LIBOR
$50 Million	7/1/08	6/25/12	4.2825%	1 month LIBOR
$100 Million	7/1/08	6/22/12	4.2965%	1 month LIBOR
$75 Million	9/1/09	6/22/12	4.7100%	1 month LIBOR
$25 Million	9/1/09	6/22/12	4.2875%	1 month LIBOR
     The interest rate swap agreements are the only derivative instruments, as defined by SFAS No. 133, held by the Company. During 2008, 2007, and 2006, the net reclassification from AOCI to interest expense was $2.6 million, ($1.1) million and ($0.5) million, respectively, based on payments (receipts) made or received under the swap agreements. Based on current interest rates, the Company estimates that payments under the interest rate swaps will be approximately $10.6 million in 2009. Receipts made under the interest rate swap agreements will be reclassified to interest expense as settlements occur. The fair value of the swap agreements, including accrued interest, was a liability of $25.5 million and $1.2 million at December 31, 2008, and 2007 respectively.
10. FAIR VALUE MEASUREMENTS
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS 157. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model.
     Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and 157-3. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, “Accounting for Leases,” (SFAS 13) and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. FSP 157-3 addresses considerations in determining the fair value of a financial asset when the market for that asset is not active.
     We adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in a business combination.
     SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

     The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2008 (in thousands):

	Asset
	(Liability)	Level 1	Level 2	Level 3
Interest rate swaps	(25,490)	—	(25,490)	—
     Interest rate swaps are over the counter securities with no quoted readily available Level 1 inputs, and therefore are measured at fair value using inputs that are directly observable in active markets and are classified within Level 2 of the valuation hierarchy, using the income approach.
11. STOCK OPTIONS AND NON-VESTED STOCK
     The Company established the 2005 Award and Option Plan (the “Plan”) which replaced the expired 1995 Award and Option Plan for the purpose of attracting and retaining the Company’s executive officers and other key employees. 1,500,000 shares were authorized for issuance under the Plan. The options vest ratably over four and eight years, and must be exercised within ten years from the date of grant. The exercise price for qualified incentive stock options must be at least equal to the fair market value of the common shares at the date of grant. As of December 31, 2008, options for 324,688 shares were outstanding under the Plans and options for 1,096,464 shares of common stock were available for future issuance.
     The Company also established the 1995 Outside Directors’ Stock Option Plan (the Non-employee Plan) for the purpose of attracting and retaining the services of experienced and knowledgeable outside directors. The Non-employee Plan provides for the initial granting of options to purchase 3,500 shares of common stock and for the annual granting of options to purchase 2,000 shares of common stock to each eligible director. Such options vest over a one-year period for initial awards and immediately upon subsequent grants. In addition, effective in 2004 each outside director receives non-vested shares annually equal to 80% of the annual fees paid to them. During the restriction period, the non-vested shares may not be sold, transferred, or otherwise encumbered. The holder of the non-vested shares has all rights of a holder of common shares, including the right to vote and receive dividends. During 2008, 1,820 non-vested shares were issued to outside directors. Such non-vested shares vest over a one-year period. The total shares reserved under the Non-employee Plan is 150,000. The exercise price for options granted under the Non-employee Plan is equal to the fair market value at the date of grant. As of December 31, 2008, options for 36,000 common shares and non-vested shares of 9,160 were outstanding under the Non-employee Plan and options for no shares of common stock were available for future issuance.

     A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2008		2007		2006
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Options	price	Options	price	Options	price
Outstanding at beginning of year:	168,125	$42.54	113,225	$35.77	142,900	$32.68

Granted	201,163	43.12	74,000	52.49	14,000	51.78
Exercised	(2,600)	27.78	(13,100)	32.44	(37,675)	30.33
Forfeited	(6,000)	36.86	(6,000)	59.62	(6,000)	33.05

Outstanding at end of year	360,688	$43.06	168,125	$42.54	113,225	$35.77

Exercisable at end of year	118,025	$38.84	82,625	$34.45	74,225	$31.14
     A summary of the Company’s stock options outstanding at December 31, 2008 follows:

	Outstanding		Exercisable
		Weighted		Weighted
		average		average
		exercise		exercise
Exercise Price Range	Options	price	Options	price
$20.375 – 29.99	31,475	$21.58	31,475	$21.58
$30.00 – 39.99	33,050	$35.35	19,550	$34.11
$40.00 – 57.79	296,163	$46.21	67,000	$48.33

Total	360,688	$43.06	118,025	$38.84

Intrinsic value of outstanding stock options at December 31, 2008	$506,184
Intrinsic value of exercisable stock options at December 31, 2008	$506,184
Intrinsic value of stock options exercised in 2008	$37,691
     The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock at December 31, 2008, or the price on the date of exercise for those exercised during the year. As of December 31, 2008, there was approximately $1.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under our stock award plans. That cost is expected to be recognized over a weighted-average period of approximately 5.2 years. The weighted average remaining contractual life of all options is 8.0 years, and for exercisable options is 5.7 years.
Non-vested Stock
     The Company has also issued 289,587 shares of non-vested stock to employees which vest over two to nine year periods. During the restriction period, the non-vested shares may not be sold, transferred, or otherwise encumbered. The holder of the non-vested shares has all rights of a holder of common shares, including the right to vote and receive dividends. For the year ended December 31, 2008, the fair market value of the non-vested stock on the date of grant ranged from $20.38 to $59.81. During 2008, 43,893 shares of non-vested stock were issued to employees with an aggregate fair value of $1.8 million. The Company charges additional paid-in capital for the market value of shares as they are issued. The unearned portion is then amortized and charged to expense over the vesting period. The Company uses the average of the high and low price of its common stock on the date the award is granted as the fair value for non-vested stock awards.

     A summary of the status of unvested shares of stock issued to employees and directors as of and during the years ended December 31 follows:

	2008		2007		2006
		Weighted		Weighted		Weighted
	Non-	average	Non-	average	Non-	average
	vested	grant date fair	vested	grant date fair	vested	grant date fair
	Shares	value	Shares	value	Shares	value
Unvested at beginning of year:	115,896	$45.54	96,453	$40.21	71,411	$30.39

Granted	45,713	41.50	43,989	53.79	41,719	53.86
Vested	(30,802)	42.71	(24,546)	39.39	(16,677)	32.29
Forfeited	—	—	—	—	—	—

Unvested at end of year	130,807	$44.79	115,896	$45.54	96,453	$40.21
     Compensation expense of $1.4 million, $1.2 million and $0.9 million was recognized for the vested portion of non-vested stock grants in 2008, 2007 and 2006, respectively. The fair value of non-vested stock that vested during 2008, 2007 and 2006 was $1.3 million, $1.0 million and $0.5 million, respectively. The total unrecognized compensation cost related to non-vested stock was $4.8 million at December 31, 2008, and the remaining weighted-average period over which this expense will be recognized was 6 years.
12. RETIREMENT PLAN
     Employees of the Company qualifying under certain age and service requirements are eligible to be a participant in a 401(k) Plan. The Company contributes to the Plan at the rate of 50% of the first 4% of gross wages that the employee contributes. Total expense to the Company was approximately $284,000, $256,000, and $166,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
13. INVESTMENT IN JOINT VENTURES
     The Company has a 20% ownership interest in Sovran HHF Storage Holdings LLC (“Sovran HHF”), a joint venture that was formed in May 2008 to acquire self-storage properties that will be managed by the Company. The carrying value of the Company’s investment at December 31, 2008 was $20.1 million. Twenty five properties were acquired by Sovran HHF as of December 31, 2008 for approximately $171.5 million. The Company contributed $18.6 million to the joint venture as its share of capital required to fund the acquisitions. As of December 31, 2008, the carrying value of the Company’s investment in Sovran HHF exceeds its share of the underlying equity in net assets of Sovran HHF by approximately $1.7 million as a result of the capitalization of certain acquisition related costs. This difference is not amortized, it is included in the carrying value of the investment, which is assessed for impairment on a periodic basis.
     As manager of Sovran HHF, the Company earns a management and call center fee of 7% of gross revenues which totaled $0.5 million for 2008. The Company also received an acquisition fee of 0.5% of purchase price for securing purchases for the joint venture. During 2008, the Company recorded $0.7 million in acquisition fees. The Company’s share of Sovran HHF’s income for 2008 was $0.1 million. At December 31, 2008, Sovran HHF owed the Company $0.3 million for payments made by the Company on behalf of the joint venture.

     The Company also has a 49% ownership interest in Iskalo Office Holdings, LLC, which owns the building that houses the Company’s headquarters and other tenants. The Company’s investment includes a capital contribution of $49. The carrying value of the Company’s investment is a liability of $0.5 million at December 31, 2008 and $0.4 million at December 31, 2007, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. For the years ended December 31, 2008, 2007 and 2006, the Company’s share of Iskalo Office Holdings, LLC’s (loss) income was ($6,000), $80,000, and $80,000, respectively. The Company paid rent to Iskalo Office Holdings, LLC of $600,000, $561,000 and $583,000 in 2008, 2007, and 2006, respectively. Future minimum lease payments under the lease are $0.6 million per year through 2010.
     A summary of the unconsolidated joint ventures’ financial statements as of and for the year ended December 31, 2008 is as follows:

	Sovran HHF
	Storage	Iskalo Office
(dollars in thousands)	Holdings LLC	Holdings, LLC
Balance Sheet Data:
Investment in storage facilities, net	$170,176	$—
Investment in office building	—	5,507
Other assets	3,912	568

Total Assets	$174,088	$6,075

Due to the Company	$336	$—
Mortgages payable	79,937	7,169
Other liabilities	1,942	168

Total Liabilities	82,215	7,337

Unaffiliated partners’ equity (deficiency)	73,499	(718)
Company equity (deficiency)	18,374	(544)

Total Liabilities and Partners’ Equity (deficiency)	$174,088	$6,075

Income Statement Data:
Total revenues	$6,652	$1,127
Total expenses	6,301	1,139

Net income (loss)	$351	$(12)

     The Company does not guarantee the debt of Sovran HHF or Iskalo Office Holdings, LLC.
14. PREFERRED STOCK
     On July 3, 2002, the Company entered into an agreement providing for the issuance of 2,800,000 shares of 8.375% Series C Convertible Cumulative Preferred Stock (“Series C Preferred”) in a privately negotiated transaction. The Company immediately issued 1,600,000 shares of the Series C Preferred and issued the remaining 1,200,000 shares on November 27, 2002. The offering price was $25.00 per share resulting in net proceeds for the Series C Preferred and related common stock warrants of $67.9 million after expenses. In 2004, the Company issued 306,748 shares of its common stock in connection with the conversion of 400,000 shares of Series C Preferred Stock into common stock. During 2005, the Company issued 920,244 shares of its common stock in connection with a written notice from one of the holders of the Series C Preferred Stock requesting the conversion of

1,200,000 shares of Series C Preferred Stock into common stock. On July 7, 2007, we issued 920,244 shares of our common stock to the holder of our Series C Preferred Stock upon the holder’s election to convert the remaining 1,200,000 shares of Series C Preferred Stock into common stock. As a result of the conversion, $26.6 million recorded in shareholders’ equity as 8.375% Series C Convertible Cumulative Preferred Stock was reclassified to additional paid-in capital in 2007.
15. SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following is a summary of quarterly results of operations for the years ended December 31, 2008 and 2007 (dollars in thousands, except per share data).

	2008 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
Operating revenue	$49,619	$50,120	$52,497	$50,767
Income from continuing operations (a)	$9,507	$10,454	$10,051	$8,877
Income from discontinued operations (a)	$82	$712	$—	$—
Net Income (a)	$9,589	$11,166	$10,051	$8,877
Net income attributable to common controlling interests (a)	$8,953	$10,541	$9,528	$8,377
Net Income Per Common Share attributable to controlling interests
Basic	$0.41	$0.49	$0.44	$0.38
Diluted	$0.41	$0.48	$0.44	$0.38

	2007 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
Operating revenue (a)	$44,371	$47,872	$50,765	$49,849
Income from continuing operations (a)	$10,098	$8,579	$11,434	$11,300
Income from discontinued operations (a)	$100	$114	$118	$102
Net Income (a)	$10,198	$8,693	$11,552	$11,402
Net income attributable to common controlling interests (a)	$8,909	$7,436	$10,875	$10,738
Net Income Per Common Share attributable to controlling interests
Basic	$0.44	$0.36	$0.51	$0.50
Diluted	$0.44	$0.36	$0.51	$0.50

(a)     Data as presented in this table differ from the amounts as presented in the Company’s quarterly reports due to the impact of discontinued operations accounting with respect to the one property sold in 2008 as described in Note 5 and as a result of the adoption of the retrospective presentation and disclosure requirements of SFAS No.160 as described in Note 2.
16. COMMITMENTS AND CONTINGENCIES
     The Company’s current practice is to conduct environmental investigations in connection with property acquisitions. At this time, the Company is not aware of any environmental contamination of any of its facilities that individually or in the aggregate would be material to the Company’s overall business, financial condition, or results of operations.

Sovran Self Storage, Inc.
Schedule III
Combined Real Estate and Accumulated Depreciation
(in thousands)
December 31, 2008

					Cost Capitalized							Life on
					Subsequent to	Gross Amount at Which						which
			Initial Cost to Company		Acquisition	Carried at Close of Period						depreciation
				Building,	Building,		Building,					in latest
				Equipment	Equipment		Equipment					income
		Encum		and	and		and		Accum.	Date of	Date	statement
Description	ST	brance	Land	Improvements	Improvements	Land	Improvements	Total	Deprec.	Construction	Acquired	is computed

Boston-Metro I	MA		$363	$1,679	$528	$363	2,207	$2,570	$706	1980	6/26/1995	5 to 40 years
Boston-Metro II	MA		680	1,616	361	680	1,977	2,657	699	1986	6/26/1995	5 to 40 years
E. Providence	RI		345	1,268	650	345	1,918	2,263	573	1984	6/26/1995	5 to 40 years
Charleston l	SC		416	1,516	2,029	416	3,545	3,961	768	1985	6/26/1995	5 to 40 years
Lakeland I	FL		397	1,424	1,436	397	2,860	3,257	626	1985	6/26/1995	5 to 40 years
Charlotte	NC		308	1,102	1,076	747	1,739	2,486	563	1986	6/26/1995	5 to 40 years
Tallahassee I	FL		770	2,734	1,869	770	4,603	5,373	1,476	1973	6/26/1995	5 to 40 years
Youngstown	OH		239	1,110	1,298	239	2,408	2,647	628	1980	6/26/1995	5 to 40 years
Cleveland-Metro II	OH		701	1,659	768	701	2,427	3,128	764	1987	6/26/1995	5 to 40 years
Tallahassee II	FL		204	734	903	198	1,643	1,841	508	1975	6/26/1995	5 to 40 years
Pt. St. Lucie	FL		395	1,501	854	779	1,971	2,750	758	1985	6/26/1995	5 to 40 years
Deltona	FL		483	1,752	2,037	483	3,789	4,272	922	1984	6/26/1995	5 to 40 years
Middletown	NY		224	808	796	224	1,604	1,828	526	1988	6/26/1995	5 to 40 years
Buffalo I	NY		423	1,531	1,651	497	3,108	3,605	1,015	1981	6/26/1995	5 to 40 years
Rochester I	NY		395	1,404	485	395	1,889	2,284	613	1981	6/26/1995	5 to 40 years
Salisbury	MD		164	760	451	164	1,211	1,375	408	1979	6/26/1995	5 to 40 years
New Bedford	MA		367	1,325	447	367	1,772	2,139	635	1982	6/26/1995	5 to 40 years
Fayetteville	NC		853	3,057	749	853	3,806	4,659	1,194	1980	6/26/1995	5 to 40 years
Jacksonville I	FL		152	728	961	687	1,154	1,841	416	1985	6/26/1995	5 to 40 years
Columbia I	SC		268	1,248	447	268	1,695	1,963	613	1985	6/26/1995	5 to 40 years
Rochester II	NY		230	847	442	234	1,285	1,519	421	1980	6/26/1995	5 to 40 years
Savannah l	GA		463	1,684	3,791	816	5,122	5,938	1,072	1981	6/26/1995	5 to 40 years
Greensboro	NC		444	1,613	514	444	2,127	2,571	770	1986	6/26/1995	5 to 40 years
Raleigh I	NC		649	2,329	844	649	3,173	3,822	1,029	1985	6/26/1995	5 to 40 years
New Haven	CT		387	1,402	912	387	2,314	2,701	657	1985	6/26/1995	5 to 40 years
Atlanta-Metro I	GA		844	2,021	659	844	2,680	3,524	904	1988	6/26/1995	5 to 40 years
Atlanta-Metro II	GA		302	1,103	349	303	1,451	1,754	541	1988	6/26/1995	5 to 40 years
Buffalo II	NY		315	745	1,638	517	2,181	2,698	530	1984	6/26/1995	5 to 40 years
Raleigh II	NC		321	1,150	654	321	1,804	2,125	548	1985	6/26/1995	5 to 40 years
Columbia II	SC		361	1,331	594	374	1,912	2,286	655	1987	6/26/1995	5 to 40 years
Columbia III	SC		189	719	1,079	189	1,798	1,987	506	1989	6/26/1995	5 to 40 years

Columbia IV	SC	488	1,188	508	488	1,696	2,184	590	1986	6/26/1995	5 to 40 years
Atlanta-Metro III	GA	430	1,579	1,884	602	3,291	3,893	753	1988	6/26/1995	5 to 40 years
Orlando I	FL	513	1,930	446	513	2,376	2,889	864	1988	6/26/1995	5 to 40 years
Sharon	PA	194	912	440	194	1,352	1,546	450	1975	6/26/1995	5 to 40 years
Ft. Lauderdale	FL	1,503	3,619	770	1,503	4,389	5,892	1,229	1985	6/26/1995	5 to 40 years
West Palm l	FL	398	1,035	265	398	1,300	1,698	515	1985	6/26/1995	5 to 40 years
Atlanta-Metro IV	GA	423	1,015	364	424	1,378	1,802	515	1989	6/26/1995	5 to 40 years
Atlanta-Metro V	GA	483	1,166	926	483	2,092	2,575	556	1988	6/26/1995	5 to 40 years
Atlanta-Metro VI	GA	308	1,116	497	308	1,613	1,921	620	1986	6/26/1995	5 to 40 years
Atlanta-Metro VII	GA	170	786	529	174	1,311	1,485	463	1981	6/26/1995	5 to 40 years
Atlanta-Metro VIII	GA	413	999	615	413	1,614	2,027	612	1975	6/26/1995	5 to 40 years
Baltimore I	MD	154	555	1,362	306	1,765	2,071	413	1984	6/26/1995	5 to 40 years
Baltimore II	MD	479	1,742	2,783	479	4,525	5,004	870	1988	6/26/1995	5 to 40 years
Augusta I	GA	357	1,296	824	357	2,120	2,477	667	1988	6/26/1995	5 to 40 years
Macon I	GA	231	1,081	467	231	1,548	1,779	524	1989	6/26/1995	5 to 40 years
Melbourne I	FL	883	2,104	1,570	883	3,674	4,557	1,151	1986	6/26/1995	5 to 40 years
Newport News	VA	316	1,471	736	316	2,207	2,523	756	1988	6/26/1995	5 to 40 years
Pensacola I	FL	632	2,962	1,091	651	4,034	4,685	1,422	1983	6/26/1995	5 to 40 years
Augusta II	GA	315	1,139	768	315	1,907	2,222	590	1987	6/26/1995	5 to 40 years
Hartford-Metro I	CT	715	1,695	1,038	715	2,733	3,448	798	1988	6/26/1995	5 to 40 years
Atlanta-Metro IX	GA	304	1,118	2,443	619	3,246	3,865	732	1988	6/26/1995	5 to 40 years
Alexandria	VA	1,375	3,220	1,975	1,376	5,194	6,570	1,445	1984	6/26/1995	5 to 40 years
Pensacola II	FL	244	901	464	244	1,365	1,609	535	1986	6/26/1995	5 to 40 years
Melbourne II	FL	834	2,066	1,124	1,591	2,433	4,024	924	1986	6/26/1995	5 to 40 years
Hartford-Metro II	CT	234	861	1,881	612	2,364	2,976	568	1992	6/26/1995	5 to 40 years
Atlanta-Metro X	GA	256	1,244	1,753	256	2,997	3,253	755	1988	6/26/1995	5 to 40 years
Norfolk I	VA	313	1,462	795	313	2,257	2,570	755	1984	6/26/1995	5 to 40 years
Norfolk II	VA	278	1,004	347	278	1,351	1,629	497	1989	6/26/1995	5 to 40 years
Birmingham I	AL	307	1,415	1,550	384	2,888	3,272	701	1990	6/26/1995	5 to 40 years
Birmingham II	AL	730	1,725	560	730	2,285	3,015	820	1990	6/26/1995	5 to 40 years
Montgomery l	AL	863	2,041	624	863	2,665	3,528	931	1982	6/26/1995	5 to 40 years
Jacksonville II	FL	326	1,515	415	326	1,930	2,256	679	1987	6/26/1995	5 to 40 years
Pensacola III	FL	369	1,358	2,724	369	4,082	4,451	908	1986	6/26/1995	5 to 40 years
Pensacola IV	FL	244	1,128	714	719	1,367	2,086	504	1990	6/26/1995	5 to 40 years
Pensacola V	FL	226	1,046	531	226	1,577	1,803	564	1990	6/26/1995	5 to 40 years
Tampa I	FL	1,088	2,597	951	1,088	3,548	4,636	1,249	1989	6/26/1995	5 to 40 years
Tampa II	FL	526	1,958	742	526	2,700	3,226	952	1985	6/26/1995	5 to 40 years
Tampa III	FL	672	2,439	577	672	3,016	3,688	1,034	1988	6/26/1995	5 to 40 years
Jackson I	MS	343	1,580	2,204	796	3,331	4,127	725	1990	6/26/1995	5 to 40 years
Jackson II	MS	209	964	590	209	1,554	1,763	581	1990	6/26/1995	5 to 40 years
Richmond	VA	443	1,602	720	443	2,322	2,765	777	1987	8/25/1995	5 to 40 years
Orlando II	FL	1,161	2,755	964	1,162	3,718	4,880	1,272	1986	9/29/1995	5 to 40 years

Birmingham III	AL		424	1,506	671	424	2,177	2,601	833	1970	1/16/1996	5 to 40 years
Macon II	GA		431	1,567	723	431	2,290	2,721	720	1989/94	12/1/1995	5 to 40 years
Harrisburg I	PA		360	1,641	596	360	2,237	2,597	745	1983	12/29/1995	5 to 40 years
Harrisburg II	PA	(1)	627	2,224	947	692	3,106	3,798	932	1985	12/29/1995	5 to 40 years
Syracuse I	NY		470	1,712	1,291	472	3,001	3,473	829	1987	12/27/1995	5 to 40 years
Ft. Myers	FL		205	912	305	206	1,216	1,422	530	1988	12/28/1995	5 to 40 years
Ft. Myers II	FL		412	1,703	440	413	2,142	2,555	889	1991/94	12/28/1995	5 to 40 years
Newport News II	VA		442	1,592	1,161	442	2,753	3,195	649	1988/93	1/5/1996	5 to 40 years
Montgomery II	AL		353	1,299	269	353	1,568	1,921	588	1984	1/23/1996	5 to 40 years
Charleston II	SC		237	858	624	232	1,487	1,719	482	1985	3/1/1996	5 to 40 years
Tampa IV	FL		766	1,800	645	766	2,445	3,211	772	1985	3/28/1996	5 to 40 years
Arlington I	TX		442	1,767	282	442	2,049	2,491	675	1987	3/29/1996	5 to 40 years
Arlington II	TX		408	1,662	1,031	408	2,693	3,101	800	1986	3/29/1996	5 to 40 years
Ft. Worth	TX		328	1,324	327	328	1,651	1,979	549	1986	3/29/1996	5 to 40 years
San Antonio I	TX		436	1,759	1,115	436	2,874	3,310	852	1986	3/29/1996	5 to 40 years
San Antonio II	TX		289	1,161	536	289	1,697	1,986	535	1986	3/29/1996	5 to 40 years
Syracuse II	NY		481	1,559	2,364	671	3,733	4,404	904	1983	6/5/1996	5 to 40 years
Montgomery III	AL		279	1,014	989	433	1,849	2,282	526	1988	5/21/1996	5 to 40 years
West Palm II	FL		345	1,262	325	345	1,587	1,932	535	1986	5/29/1996	5 to 40 years
Ft. Myers III	FL		229	884	299	229	1,183	1,412	379	1986	5/29/1996	5 to 40 years
Pittsburgh	PA		545	1,940	1,326	545	3,266	3,811	795	1990	6/19/1996	5 to 40 years
Lakeland II	FL		359	1,287	1,048	359	2,335	2,694	747	1988	6/26/1996	5 to 40 years
Springfield	MA		251	917	2,263	297	3,134	3,431	787	1986	6/28/1996	5 to 40 years
Ft. Myers IV	FL		344	1,254	267	310	1,555	1,865	522	1987	6/28/1996	5 to 40 years
Cincinnati	OH	(2)	557	1,988	757	688	2,614	3,302	216	1988	7/23/1996	5 to 40 years
Dayton	OH	(2)	667	2,379	433	683	2,796	3,479	246	1988	7/23/1996	5 to 40 years
Baltimore III	MD		777	2,770	432	777	3,202	3,979	985	1990	7/26/1996	5 to 40 years
Jacksonville III	FL		568	2,028	929	568	2,957	3,525	963	1987	8/23/1996	5 to 40 years
Jacksonville IV	FL		436	1,635	509	436	2,144	2,580	725	1985	8/26/1996	5 to 40 years
Pittsburgh II	PA		627	2,257	1,395	631	3,648	4,279	1,116	1983	8/28/1996	5 to 40 years
Jacksonville V	FL		535	2,033	300	538	2,330	2,868	842	1987/92	8/30/1996	5 to 40 years
Charlotte II	NC		487	1,754	409	487	2,163	2,650	613	1995	9/16/1996	5 to 40 years
Charlotte III	NC		315	1,131	337	315	1,468	1,783	441	1995	9/16/1996	5 to 40 years
Orlando III	FL		314	1,113	919	314	2,032	2,346	633	1975	10/30/1996	5 to 40 years
Rochester III	NY		704	2,496	1,208	707	3,701	4,408	927	1990	12/20/1996	5 to 40 years
Youngstown ll	OH		600	2,142	2,040	693	4,089	4,782	819	1988	1/10/1997	5 to 40 years
Cleveland lll	OH		751	2,676	1,772	751	4,448	5,199	1,166	1986	1/10/1997	5 to 40 years
Cleveland lV	OH		725	2,586	1,350	725	3,936	4,661	1,089	1978	1/10/1997	5 to 40 years
Cleveland V	OH	(1)	637	2,918	1,602	701	4,456	5,157	1,412	1979	1/10/1997	5 to 40 years
Cleveland Vl	OH		495	1,781	875	495	2,656	3,151	773	1979	1/10/1997	5 to 40 years
Cleveland Vll	OH		761	2,714	1,272	761	3,986	4,747	1,152	1977	1/10/1997	5 to 40 years
Cleveland Vlll	OH		418	1,921	1,573	418	3,494	3,912	1,002	1970	1/10/1997	5 to 40 years

Cleveland lX	OH		606	2,164	1,347	606	3,511	4,117	819	1982	1/10/1997	5 to 40 years
Grand Rapids l	MI	(2)	455	1,631	948	624	2,410	3,034	211	1976	1/17/1997	5 to 40 years
Grand Rapids ll	MI		219	790	833	219	1,623	1,842	480	1983	1/17/1997	5 to 40 years
Kalamazoo	MI	(2)	516	1,845	1,726	694	3,393	4,087	259	1978	1/17/1997	5 to 40 years
Lansing	MI	(2)	327	1,332	1,527	542	2,644	3,186	210	1987	1/17/1997	5 to 40 years
Holland	MI		451	1,830	1,888	451	3,718	4,169	1,022	1978	1/17/1997	5 to 40 years
San Antonio lll	TX	(1)	474	1,686	417	504	2,073	2,577	585	1981	1/30/1997	5 to 40 years
Universal	TX		346	1,236	297	346	1,533	1,879	472	1985	1/30/1997	5 to 40 years
San Antonio lV	TX		432	1,560	1,650	432	3,210	3,642	825	1995	1/30/1997	5 to 40 years
Houston-Eastex	TX		634	2,565	1,255	634	3,820	4,454	1,027	1993/95	3/26/1997	5 to 40 years
Houston-Nederland	TX		566	2,279	343	566	2,622	3,188	762	1995	3/26/1997	5 to 40 years
Houston-College	TX		293	1,357	563	293	1,920	2,213	518	1995	3/26/1997	5 to 40 years
Lynchburg-Lakeside	VA		335	1,342	1,271	335	2,613	2,948	657	1982	3/31/1997	5 to 40 years
Lynchburg-Timberlake	VA		328	1,315	962	328	2,277	2,605	648	1985	3/31/1997	5 to 40 years
Lynchburg-Amherst	VA		155	710	323	152	1,036	1,188	335	1987	3/31/1997	5 to 40 years
Christiansburg	VA		245	1,120	581	245	1,701	1,946	427	1985/90	3/31/1997	5 to 40 years
Chesapeake	VA		260	1,043	1,180	260	2,223	2,483	550	1988/95	3/31/1997	5 to 40 years
Danville	VA		326	1,488	223	326	1,711	2,037	502	1988	3/31/1997	5 to 40 years
Orlando-W 25th St	FL		289	1,160	737	616	1,570	2,186	458	1984	3/31/1997	5 to 40 years
Delray l-Mini	FL		491	1,756	630	491	2,386	2,877	762	1969	4/11/1997	5 to 40 years
Savannah ll	GA		296	1,196	347	296	1,543	1,839	471	1988	5/8/1997	5 to 40 years
Delray ll-Safeway	FL		921	3,282	466	921	3,748	4,669	1,155	1980	5/21/1997	5 to 40 years
Cleveland X-Avon	OH		301	1,214	2,079	304	3,290	3,594	640	1989	6/4/1997	5 to 40 years
Dallas-Skillman	TX		960	3,847	1,127	960	4,974	5,934	1,512	1975	6/30/1997	5 to 40 years
Dallas-Centennial	TX		965	3,864	1,241	943	5,127	6,070	1,498	1977	6/30/1997	5 to 40 years
Dallas-Samuell	TX	(1)	570	2,285	786	611	3,030	3,641	912	1975	6/30/1997	5 to 40 years
Dallas-Hargrove	TX		370	1,486	515	370	2,001	2,371	649	1975	6/30/1997	5 to 40 years
Houston-Antoine	TX		515	2,074	562	515	2,636	3,151	797	1984	6/30/1997	5 to 40 years
Atlanta-Alpharetta	GA		1,033	3,753	429	1,033	4,182	5,215	1,307	1994	7/24/1997	5 to 40 years
Atlanta-Marietta	GA	(1)	769	2,788	458	825	3,190	4,015	938	1996	7/24/1997	5 to 40 years
Atlanta-Doraville	GA		735	3,429	306	735	3,735	4,470	1,116	1995	8/21/1997	5 to 40 years
GreensboroHilltop	NC		268	1,097	377	268	1,474	1,742	405	1995	9/25/1997	5 to 40 years
GreensboroStgCch	NC		89	376	1,528	89	1,904	1,993	399	1997	9/25/1997	5 to 40 years
Baton Rouge-Airline	LA	(1)	396	1,831	908	421	2,714	3,135	710	1982	10/9/1997	5 to 40 years
Baton Rouge-Airline2	LA		282	1,303	311	282	1,614	1,896	496	1985	11/21/1997	5 to 40 years
Harrisburg-Peiffers	PA		635	2,550	533	637	3,081	3,718	833	1984	12/3/1997	5 to 40 years
Chesapeake-Military	VA		542	2,210	322	542	2,532	3,074	717	1996	2/5/1998	5 to 40 years
Chesapeake-Volvo	VA		620	2,532	880	620	3,412	4,032	916	1995	2/5/1998	5 to 40 years
Virginia Beach-Shell	VA		540	2,211	229	540	2,440	2,980	723	1991	2/5/1998	5 to 40 years
Virginia Beach-Central	VA		864	3,994	730	864	4,724	5,588	1,331	1993/95	2/5/1998	5 to 40 years
Norfolk-Naval Base	VA		1,243	5,019	729	1,243	5,748	6,991	1,604	1975	2/5/1998	5 to 40 years
Tampa-E.Hillsborough	FL		709	3,235	740	709	3,975	4,684	1,215	1985	2/4/1998	5 to 40 years
Northbridge	MA	(2)	441	1,788	960	694	2,495	3,189	191	1988	2/9/1998	5 to 40 years

Harriman	NY		843	3,394	469	843	3,863	4,706	1,111	1989/95	2/4/1998	5 to 40 years
Greensboro-High Point	NC		397	1,834	551	397	2,385	2,782	654	1993	2/10/1998	5 to 40 years
Lynchburg-Timberlake	VA		488	1,746	487	488	2,233	2,721	606	1990/96	2/18/1998	5 to 40 years
Titusville	FL	(2)	492	1,990	934	688	2,728	3,416	203	1986/90	2/25/1998	5 to 40 years
Salem	MA		733	2,941	1,014	733	3,955	4,688	1,120	1979	3/3/1998	5 to 40 years
Chattanooga-Lee Hwy	TN		384	1,371	534	384	1,905	2,289	549	1987	3/27/1998	5 to 40 years
Chattanooga-Hwy 58	TN		296	1,198	2,077	414	3,157	3,571	569	1985	3/27/1998	5 to 40 years
Ft. Oglethorpe	GA		349	1,250	583	349	1,833	2,182	517	1989	3/27/1998	5 to 40 years
Birmingham-Walt	AL		544	1,942	807	544	2,749	3,293	835	1984	3/27/1998	5 to 40 years
East Greenwich	RI		702	2,821	1,069	702	3,890	4,592	1,023	1984/88	3/26/1998	5 to 40 years
Durham-Hillsborough	NC		775	3,103	672	775	3,775	4,550	1,028	1988/91	4/9/1998	5 to 40 years
Durham-Cornwallis	NC		940	3,763	712	940	4,475	5,415	1,203	1990/96	4/9/1998	5 to 40 years
Salem-Policy	NH		742	2,977	464	742	3,441	4,183	891	1980	4/7/1998	5 to 40 years
Warren-Elm	OH	(1)	522	1,864	1,175	569	2,992	3,561	717	1986	4/22/1998	5 to 40 years
Warren-Youngstown	OH		512	1,829	1,817	675	3,483	4,158	667	1986	4/22/1998	5 to 40 years
Indian Harbor Beach	FL		662	2,654	-619	662	2,035	2,697	612	1985	6/2/1998	5 to 40 years
Jackson 3 - I55	MS		744	3,021	128	744	3,149	3,893	879	1995	5/13/1998	5 to 40 years
Katy-N.Fry	TX		419	1,524	3,268	419	4,792	5,211	572	1994	5/20/1998	5 to 40 years
Hollywood-Sheridan	FL		1,208	4,854	352	1,208	5,206	6,414	1,411	1988	7/1/1998	5 to 40 years
Pompano Beach-Atlantic	FL		944	3,803	315	944	4,118	5,062	1,139	1985	7/1/1998	5 to 40 years
Pompano Beach-Sample	FL		903	3,643	329	903	3,972	4,875	1,051	1988	7/1/1998	5 to 40 years
Boca Raton-18th St	FL		1,503	6,059	705	1,503	6,764	8,267	1,850	1991	7/1/1998	5 to 40 years
Vero Beach	FL		489	1,813	110	489	1,923	2,412	573	1997	6/12/1998	5 to 40 years
Humble	TX		447	1,790	2,199	740	3,696	4,436	721	1986	6/16/1998	5 to 40 years
Houston-Old Katy	TX	(1)	659	2,680	372	698	3,013	3,711	734	1996	6/19/1998	5 to 40 years
Webster	TX		635	2,302	129	635	2,431	3,066	660	1997	6/19/1998	5 to 40 years
Carrollton	TX		548	1,988	283	548	2,271	2,819	606	1997	6/19/1998	5 to 40 years
Hollywood-N.21st	FL		840	3,373	350	840	3,723	4,563	1,034	1987	8/3/1998	5 to 40 years
San Marcos	TX		324	1,493	629	324	2,122	2,446	585	1994	6/30/1998	5 to 40 years
Austin-McNeil	TX		492	1,995	317	510	2,294	2,804	665	1994	6/30/1998	5 to 40 years
Austin-FM	TX		484	1,951	442	481	2,396	2,877	646	1996	6/30/1998	5 to 40 years
Jacksonville-Center	NC		327	1,329	672	327	2,001	2,328	442	1995	8/6/1998	5 to 40 years
Jacksonville-Gum Branch	NC		508	1,815	1,272	508	3,087	3,595	663	1989	8/17/1998	5 to 40 years
Jacksonville-N.Marine	NC		216	782	601	216	1,383	1,599	411	1985	9/24/1998	5 to 40 years
Euless	TX		550	1,998	654	550	2,652	3,202	635	1996	9/29/1998	5 to 40 years
N. Richland Hills	TX		670	2,407	1,362	670	3,769	4,439	801	1996	10/9/1998	5 to 40 years
Batavia	OH		390	1,570	867	390	2,437	2,827	553	1988	11/19/1998	5 to 40 years
Jackson-N.West	MS		460	1,642	462	460	2,104	2,564	642	1984	12/1/1998	5 to 40 years
Katy-Franz	TX		507	2,058	1,595	507	3,653	4,160	634	1993	12/15/1998	5 to 40 years

W.Warwick	RI		447	1,776	793	447	2,569	3,016	632	1986/94	2/2/1999	5 to 40 years
Lafayette-Pinhook 1	LA		556	1,951	926	556	2,877	3,433	877	1980	2/17/1999	5 to 40 years
Lafayette-Pinhook2	LA		708	2,860	267	708	3,127	3,835	807	1992/94	2/17/1999	5 to 40 years
Lafayette-Ambassador	LA		314	1,095	627	314	1,722	2,036	572	1975	2/17/1999	5 to 40 years
Lafayette-Evangeline	LA		188	652	1,414	188	2,066	2,254	558	1977	2/17/1999	5 to 40 years
Lafayette-Guilbeau	LA		963	3,896	767	963	4,663	5,626	1,099	1994	2/17/1999	5 to 40 years
Gilbert-Elliot Rd	AZ		651	2,600	1,097	772	3,576	4,348	767	1995	5/18/1999	5 to 40 years
Glendale-59th Ave	AZ		565	2,596	539	565	3,135	3,700	755	1997	5/18/1999	5 to 40 years
Mesa-Baseline	AZ		330	1,309	719	733	1,625	2,358	397	1986	5/18/1999	5 to 40 years
Mesa-E.Broadway	AZ		339	1,346	583	339	1,929	2,268	433	1986	5/18/1999	5 to 40 years
Mesa-W.Broadway	AZ		291	1,026	583	291	1,609	1,900	359	1976	5/18/1999	5 to 40 years
Mesa-Greenfield	AZ		354	1,405	334	354	1,739	2,093	445	1986	5/18/1999	5 to 40 years
Phoenix-Camelback	AZ		453	1,610	783	453	2,393	2,846	570	1984	5/18/1999	5 to 40 years
Phoenix-Bell	AZ		872	3,476	828	872	4,304	5,176	1,069	1984	5/18/1999	5 to 40 years
Phoenix-35th Ave	AZ		849	3,401	657	849	4,058	4,907	972	1996	5/21/1999	5 to 40 years
Westbrook	ME		410	1,626	1,753	410	3,379	3,789	623	1988	8/2/1999	5 to 40 years
Cocoa	FL		667	2,373	746	667	3,119	3,786	750	1982	9/29/1999	5 to 40 years
Cedar Hill	TX		335	1,521	346	335	1,867	2,202	478	1985	11/9/1999	5 to 40 years
Monroe	NY		276	1,312	1,153	276	2,465	2,741	439	1998	2/2/2000	5 to 40 years
N.Andover	MA		633	2,573	753	633	3,326	3,959	649	1989	2/15/2000	5 to 40 years
Seabrook	TX		633	2,617	315	633	2,932	3,565	683	1996	3/1/2000	5 to 40 years
Plantation	FL		384	1,422	367	384	1,789	2,173	411	1994	5/2/2000	5 to 40 years
Birmingham-Bessemer	AL		254	1,059	1,151	254	2,210	2,464	350	1998	11/15/2000	5 to 40 years
Brewster	NY	(2)	1,716	6,920	903	1,981	7,558	9,539	577	1991/97	12/27/2000	5 to 40 years
Austin-Lamar	TX	(2)	837	2,977	486	966	3,334	4,300	285	1996/99	2/22/2001	5 to 40 years
Houston-E.Main	TX	(2)	733	3,392	568	841	3,852	4,693	308	1993/97	3/2/2001	5 to 40 years
Ft.Myers-Abrams	FL	(2)	787	3,249	365	902	3,499	4,401	306	1997	3/13/2001	5 to 40 years
Dracut	MA	(1)	1,035	3,737	590	1,104	4,258	5,362	762	1986	12/1/2001	5 to 40 years
Methuen	MA	(1)	1,024	3,649	560	1,091	4,142	5,233	736	1984	12/1/2001	5 to 40 years
Columbia 5	SC	(1)	883	3,139	1,204	942	4,284	5,226	703	1985	12/1/2001	5 to 40 years
Myrtle Beach	SC	(1)	552	1,970	841	589	2,774	3,363	503	1984	12/1/2001	5 to 40 years
Kingsland	GA	(1)	470	1,902	2,875	666	4,581	5,247	521	1989	12/1/2001	5 to 40 years
Saco	ME	(1)	534	1,914	278	570	2,156	2,726	388	1988	12/3/2001	5 to 40 years
Plymouth	MA		1,004	4,584	2,261	1,004	6,845	7,849	868	1996	12/19/2001	5 to 40 years
Sandwich	MA	(1)	670	3,060	400	714	3,416	4,130	625	1984	12/19/2001	5 to 40 years
Syracuse	NY	(1)	294	1,203	372	327	1,542	1,869	312	1987	2/5/2002	5 to 40 years
Houston-Westward	TX	(1)	853	3,434	851	912	4,226	5,138	772	1976	2/13/2002	5 to 40 years
Houston-Boone	TX	(1)	250	1,020	484	268	1,486	1,754	273	1983	2/13/2002	5 to 40 years
Houston-Cook	TX	(1)	285	1,160	315	306	1,454	1,760	275	1986	2/13/2002	5 to 40 years
Houston-Harwin	TX	(1)	449	1,816	593	480	2,378	2,858	433	1981	2/13/2002	5 to 40 years
Houston-Hempstead	TX	(1)	545	2,200	935	583	3,097	3,680	523	1974/78	2/13/2002	5 to 40 years
Houston-Kuykendahl	TX	(1)	517	2,090	1,179	553	3,233	3,786	509	1979/83	2/13/2002	5 to 40 years
Houston-Hwy 249	TX	(1)	299	1,216	1,053	320	2,248	2,568	357	1983	2/13/2002	5 to 40 years
Mesquite-Hwy 80	TX	(1)	463	1,873	620	496	2,460	2,956	414	1985	2/13/2002	5 to 40 years

Mesquite-Franklin	TX	(1)	734	2,956	678	784	3,584	4,368	594	1984	2/13/2002	5 to 40 years
Dallas-Plantation	TX	(1)	394	1,595	283	421	1,851	2,272	335	1985	2/13/2002	5 to 40 years
San Antonio-Hunt	TX	(1)	381	1,545	666	411	2,181	2,592	355	1980	2/13/2002	5 to 40 years
Humble-5250 FM	TX		919	3,696	341	919	4,037	4,956	658	1998/02	6/19/2002	5 to 40 years
Pasadena	TX		612	2,468	231	612	2,699	3,311	439	1999	6/19/2002	5 to 40 years
League City-E.Main	TX		689	3,159	267	689	3,426	4,115	563	1994/97	6/19/2002	5 to 40 years
Montgomery	TX		817	3,286	2,040	1,119	5,024	6,143	602	1998	6/19/2002	5 to 40 years
Texas City	TX		817	3,286	123	817	3,409	4,226	576	1999	6/19/2002	5 to 40 years
Houston-Hwy 6	TX		407	1,650	178	407	1,828	2,235	305	1997	6/19/2002	5 to 40 years
Lumberton	TX		817	3,287	178	817	3,465	4,282	578	1996	6/19/2002	5 to 40 years
The Hamptons l	NY		2,207	8,866	615	2,207	9,481	11,688	1,450	1989/95	12/16/2002	5 to 40 years
The Hamptons 2	NY		1,131	4,564	479	1,131	5,043	6,174	758	1998	12/16/2002	5 to 40 years
The Hamptons 3	NY		635	2,918	322	635	3,240	3,875	480	1997	12/16/2002	5 to 40 years
The Hamptons 4	NY		1,251	5,744	340	1,252	6,083	7,335	919	1994/98	12/16/2002	5 to 40 years
Duncanville	TX		1,039	4,201	41	1,039	4,242	5,281	584	1995/99	8/26/2003	5 to 40 years
Dallas-Harry Hines	TX		827	3,776	297	827	4,073	4,900	531	1998/01	10/1/2003	5 to 40 years
Stamford	CT		2,713	11,013	298	2,713	11,311	14,024	1,408	1998	3/17/2004	5 to 40 years
Houston-Tomball	TX		773	3,170	1,771	773	4,941	5,714	512	2000	5/19/2004	5 to 40 years
Houston-Conroe	TX		1,195	4,877	106	1,195	4,983	6,178	598	2001	5/19/2004	5 to 40 years
Houston-Spring	TX		1,103	4,550	249	1,103	4,799	5,902	585	2001	5/19/2004	5 to 40 years
Houston-Bissonnet	TX		1,061	4,427	2,646	1,061	7,073	8,134	631	2003	5/19/2004	5 to 40 years
Houston-Alvin	TX		388	1,640	849	388	2,489	2,877	227	2003	5/19/2004	5 to 40 years
Clearwater	FL		1,720	6,986	74	1,720	7,060	8,780	837	2001	6/3/2004	5 to 40 years
Houston-Missouri City	TX		1,167	4,744	456	1,566	4,801	6,367	563	1998	6/23/2004	5 to 40 years
Chattanooga-Hixson	TN		1,365	5,569	761	1,365	6,330	7,695	757	1998/02	8/4/2004	5 to 40 years
Austin-Round Rock	TX		2,047	5,857	665	2,051	6,518	8,569	727	2000	8/5/2004	5 to 40 years
East Falmouth	MA		1,479	5,978	153	1,479	6,131	7,610	602	1998	2/23/2005	5 to 40 years
Cicero	NY		527	2,121	499	527	2,620	3,147	270	1988/02	3/16/2005	5 to 40 years
Bay Shore	NY		1,131	4,609	57	1,131	4,666	5,797	469	2003	3/15/2005	5 to 40 years
Springfield-Congress	MA		612	2,501	93	612	2,594	3,206	260	1965/75	4/12/2005	5 to 40 years
Stamford-Hope	CT		1,612	6,585	192	1,612	6,777	8,389	666	2002	4/14/2005	5 to 40 years
Houston-Jones	TX	3,510	1,214	4,949	77	1,215	5,025	6,240	470	1997/99	6/6/2005	5 to 40 years
Montgomery-Richard	AL		1,906	7,726	106	1,906	7,832	9,738	737	1997	6/1/2005	5 to 40 years
Oxford	MA		470	1,902	1,577	470	3,479	3,949	191	2002	6/23/2005	5 to 40 years
Austin-290E	TX		537	2,183	160	537	2,343	2,880	218	2003	7/12/2005	5 to 40 years
SanAntonio-Marbach	TX		556	2,265	202	556	2,467	3,023	220	2003	7/12/2005	5 to 40 years
Austin-South 1st	TX		754	3,065	149	754	3,214	3,968	293	2003	7/12/2005	5 to 40 years
Pinehurst	TX		484	1,977	1,357	484	3,334	3,818	211	2002/04	7/12/2005	5 to 40 years
Marietta-Austell	GA		811	3,397	428	811	3,825	4,636	343	2003	9/15/2005	5 to 40 years
Baton Rouge-Florida	LA		719	2,927	1,935	719	4,862	5,581	280	1984/94	11/15/2005	5 to 40 years
Cypress	TX		721	2,994	1,087	721	4,081	4,802	305	2003	1/13/2006	5 to 40 years
Texas City	TX		867	3,499	94	867	3,593	4,460	280	2003	1/10/2006	5 to 40 years

San Marcos-Hwy 35S	TX		628	2,532	449	982	2,627	3,609	205	2001	1/10/2006	5 to 40 years
Baytown	TX		596	2,411	78	596	2,489	3,085	199	2002	1/10/2006	5 to 40 years
Webster	NY		937	3,779	111	937	3,890	4,827	290	2002/06	2/1/2006	5 to 40 years
Houston-Jones Rd 2	TX		707	2,933	2,018	707	4,951	5,658	315	2000	3/9/2006	5 to 40 years
Cameron-Scott	LA	1,000	411	1,621	131	411	1,752	2,163	147	1997	4/13/2006	5 to 40 years
Lafayette-Westgate	LA		463	1,831	73	463	1,904	2,367	140	2001/04	4/13/2006	5 to 40 years
Broussard	LA		601	2,406	1,231	601	3,637	4,238	216	2002	4/13/2006	5 to 40 years
Congress-Lafayette	LA	1,098	542	1,319	2,084	542	3,403	3,945	134	1997/99	4/13/2006	5 to 40 years
Manchester	NH		832	3,268	57	832	3,325	4,157	231	2000	4/26/2006	5 to 40 years
Nashua	NH		617	2,422	373	617	2,795	3,412	175	1989	6/29/2006	5 to 40 years
Largo 2	FL	2,478	1,270	5,037	157	1,270	5,194	6,464	343	1998	6/22/2006	5 to 40 years
Pinellas Park	FL		929	3,676	104	929	3,780	4,709	245	2000	6/22/2006	5 to 40 years
Tarpon Springs	FL	2,301	696	2,739	96	696	2,835	3,531	184	1999	6/22/2006	5 to 40 years
New Orleans	LA	4,196	1,220	4,805	75	1,220	4,880	6,100	320	2000	6/22/2006	5 to 40 years
St Louis-Meramec	MO	4,841	1,113	4,359	176	1,113	4,535	5,648	293	1999	6/22/2006	5 to 40 years
St Louis-Charles Rock	MO		766	3,040	79	766	3,119	3,885	200	1999	6/22/2006	5 to 40 years
St Louis-Shackelford	MO	2,433	828	3,290	124	828	3,414	4,242	222	1999	6/22/2006	5 to 40 years
St Louis-W.Washington	MO	3,873	734	2,867	533	734	3,400	4,134	223	1980/01	6/22/2006	5 to 40 years
St Louis-Howdershell	MO		899	3,596	174	899	3,770	4,669	248	2000	6/22/2006	5 to 40 years
St Louis-Lemay Ferry	MO		890	3,552	167	890	3,719	4,609	239	1999	6/22/2006	5 to 40 years
St Louis-Manchester	MO	3,658	697	2,711	92	697	2,803	3,500	183	2000	6/22/2006	5 to 40 years
Arlington-Little Rd	TX	2,020	1,256	4,946	145	1,256	5,091	6,347	329	1998/03	6/22/2006	5 to 40 years
Dallas-Goldmark	TX		605	2,434	47	605	2,481	3,086	162	2004	6/22/2006	5 to 40 years
Dallas-Manana	TX		607	2,428	107	607	2,535	3,142	165	2004	6/22/2006	5 to 40 years
Dallas-Manderville	TX		1,073	4,276	54	1,073	4,330	5,403	284	2003	6/22/2006	5 to 40 years
Ft. Worth-Granbury	TX	1,813	549	2,180	84	549	2,264	2,813	149	1998	6/22/2006	5 to 40 years
Ft. Worth-Grapevine	TX	2,150	644	2,542	49	644	2,591	3,235	169	1999	6/22/2006	5 to 40 years
San Antonio-Blanco	TX		963	3,836	50	963	3,886	4,849	255	2004	6/22/2006	5 to 40 years
San Antonio-Broadway	TX		773	3,060	99	773	3,159	3,932	208	2000	6/22/2006	5 to 40 years
San Antonio-Huebner	TX	2,254	1,175	4,624	98	1,175	4,722	5,897	300	1998	6/22/2006	5 to 40 years
Chattanooga-Lee Hwy II	TN		619	2,471	52	619	2,523	3,142	161	2002	8/7/2006	5 to 40 years
Lafayette-Evangeline	LA		699	2,784	1,862	699	4,646	5,345	186	1995/99	8/1/2006	5 to 40 years
Montgomery-E.S.Blvd	AL		1,158	4,639	234	1,158	4,873	6,031	296	1996/97	9/28/2006	5 to 40 years
Auburn-Pepperell Pkwy	AL		590	2,361	122	590	2,483	3,073	146	1998	9/28/2006	5 to 40 years
Auburn-Gatewood Dr	AL		694	2,758	67	694	2,825	3,519	163	2002/03	9/28/2006	5 to 40 years
Columbus-Williams Rd	GA		736	2,905	118	736	3,023	3,759	180	2002/04/06	9/28/2006	5 to 40 years
Columbus-Miller Rd	GA		975	3,854	85	975	3,939	4,914	229	1995	9/28/2006	5 to 40 years
Columbus-Armour Rd	GA		0	3,680	64	0	3,744	3,744	224	2004/05	9/28/2006	5 to 40 years
Columbus-Amber Dr	GA		439	1,745	58	439	1,803	2,242	106	1998	9/28/2006	5 to 40 years
Concord	NH		813	3,213	1,912	813	5,125	5,938	203	2000	10/31/2006	5 to 40 years
Buffalo-Lagner	NY		532	2,119	210	532	2,329	2,861	102	1993/07	3/30/2007	5 to 40 years
Buffalo-Transit	NY		437	1,794	67	437	1,861	2,298	89	1998	3/30/2007	5 to 40 years

Buffalo-Lake	NY	638	2,531	241	638	2,772	3,410	136	1997	3/30/2007	5 to 40 years
Buffalo-Union	NY	348	1,344	89	348	1,433	1,781	67	1998	3/30/2007	5 to 40 years
Buffalo-Niagara Falls	NY	323	1,331	48	323	1,379	1,702	66	1998	3/30/2007	5 to 40 years
Buffalo-Youngs	NY	315	2,185	84	316	2,268	2,584	84	1999/00	3/30/2007	5 to 40 years
Buffalo-Sheridan	NY	961	3,827	85	961	3,912	4,873	177	1999	3/30/2007	5 to 40 years
Buffalo-Transit	NY	375	1,498	217	375	1,715	2,090	86	1990/95	3/30/2007	5 to 40 years
Rochester-Phillips	NY	1,003	4,002	58	1,003	4,060	5,063	183	1999	3/30/2007	5 to 40 years
Greenville	MS	1,100	4,386	96	1,100	4,482	5,582	239	1994	1/11/2007	5 to 40 years
Port Arthur	TX	929	3,647	119	930	3,765	4,695	178	2002/04	3/8/2007	5 to 40 years
Beaumont	TX	1,537	6,018	195	1,537	6,213	7,750	294	2003/06	3/8/2007	5 to 40 years
Huntsville	AL	1,607	6,338	110	1,607	6,448	8,055	262	1989/06	6/1/2007	5 to 40 years
Huntsville	AL	1,016	4,013	101	1,017	4,113	5,130	168	1993/07	6/1/2007	5 to 40 years
Gulfport	MS	1,423	5,624	18	1,423	5,642	7,065	228	1998/05	6/1/2007	5 to 40 years
Huntsville	AL	1,206	4,775	49	1,206	4,824	6,030	196	1998/06	6/1/2007	5 to 40 years
Mobile	AL	1,216	4,819	106	1,216	4,925	6,141	200	2000/07	6/1/2007	5 to 40 years
Gulfport	MS	1,345	5,325	22	1,345	5,347	6,692	217	2002/04	6/1/2007	5 to 40 years
Huntsville	AL	1,164	4,624	47	1,164	4,671	5,835	190	2002/06	6/1/2007	5 to 40 years
Foley	AL	1,346	5,474	71	1,347	5,544	6,891	230	2003/06	6/1/2007	5 to 40 years
Pensacola	FL	1,029	4,180	86	1,029	4,266	5,295	182	2003/06	6/1/2007	5 to 40 years
Auburn	AL	686	2,732	74	686	2,806	3,492	117	2003	6/1/2007	5 to 40 years
Gulfport	MS	1,811	7,152	23	1,811	7,175	8,986	289	2004/06	6/1/2007	5 to 40 years
Pensacola	FL	732	3,015	28	732	3,043	3,775	132	2006	6/1/2007	5 to 40 years
Montgomery	AL	1,075	4,333	23	1,076	4,355	5,431	180	2006	6/1/2007	5 to 40 years
Montgomery	AL	885	3,586	13	885	3,599	4,484	150	2006	6/1/2007	5 to 40 years
San Antonio	TX	676	2,685	124	676	2,809	3,485	116	2003/06	5/21/2007	5 to 40 years
Beaumont	TX	742	3,024	51	742	3,075	3,817	96	2002/05	11/14/2007	5 to 40 years
Hattiesburg	MS	444	1,799	55	444	1,854	2,298	49	1998	12/19/2007	5 to 40 years
Biloxi	MS	384	1,548	39	384	1,587	1,971	42	2000	12/19/2007	5 to 40 years
Foley	AL	437	1,757	33	437	1,790	2,227	46	2000	12/19/2007	5 to 40 years
Ridgeland	MS	1,479	5,965	51	1,479	6,016	7,495	141	1997/00	1/17/2008	5 to 40 years
Jackson-5111	MS	1,337	5,377	48	1,337	5,425	6,762	127	2003	1/17/2008	5 to 40 years
Cincinnati-Robertson	OH	852	3,409	35	852	3,444	4,296	0	2003/04	12/31/2008	5 to 40 years
Construction in progress		0	0	13,967	0	13,967	13,967	0	2006
Corporate Office	NY	0	68	11,075	1,616	9,527	11,143	7,105	2000	5/1/2000	5 to 40 years

		$228,114	$884,104	$276,983	$240,525	$1,148,676	$1,389,201	$216,644

(1)	These properties are encumbered through one mortgage loan with an outstanding balance of $42.6 million at December 31, 2008.

(2)	These properties are encumbered through one mortgage loan with an outstanding balance of $29.0 million at December 31, 2008.

	December 31, 2008		December 31, 2007		December 31, 2006
Cost:
Balance at beginning of period		$1,322,708		$1,136,052		$886,191
Additions during period:
Acquisitions through foreclosure	$—		$—		$—
Other acquisitions	18,454		136,653		212,957
Improvements, etc.	48,232		52,427		37,003

		66,686		189,080		249,960
Deductions during period:
Cost of real estate sold	(193)	(193)	(2,424)	(2,424)	(99)	(99)

Balance at close of period		$1,389,201		$1,322,708		$1,136,052

Accumulated Depreciation:
Balance at beginning of period		$183,679		$154,449		$129,340
Additions during period:
Depreciation expense	$33,100		$30,011		$25,163

		33,100		30,011		25,163
Deductions during period:
Accumulated depreciation of real estate sold	(135)	(135)	(781)	(781)	(54)	(54)

Balance at close of period		$216,644		$183,679		$154,449